Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN EXHIBITS AND SCHEDULES HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K.

LEASE

BETWEEN

1900 SEAPORT OWNER, LLC,
a Delaware limited liability company,

AS LANDLORD

AND

REVOLUTION MEDICINES, INC.,
a Delaware corporation,

AS TENANT

TABLE OF CONTENTS

Page

1.	Definitions and Basic Provisions	4
1.1	“Affiliate”	4
1.2	“Building Structure”	4
1.3	“Building Systems”	4
1.4	“Business Day(s)”	4
1.5	“Control”	4
1.6	“Holidays”	4
1.7	“Including”	4
1.8	Intentionally Deleted	4
1.9	“Laws”	5
1.10	“Private Restrictions”	5
1.11	“Property Manager”	5
1.12	“Project”	5
1.13	“Rent”	5
1.14	“Tenant Improvements”	5
1.15	“Tenant Party”	6
1.16	“Tenant’s Share”	6
1.17	“Successor”	6
1.18	“Work Agreement”	6
2.	Lease Grant	6
3.	Tender of Possession	6
3.1	Estimated Commencement Date; Delay in Delivery	6
3.2	Confirmation Letter	7
3.3	Delivery Condition	7
3.4	Option to Renew	7
3.5	Remaining FF&E	9
4.	Rent	9
4.1	Generally	9
4.2	Abatement	10
5.	Delinquent Payment; Handling Charges	10
6.	Letter of Credit	10
6.1	Delivery of Letter of Credit	10
6.2	Application of L‑C	12
6.3	L-C Amount; Maintenance of L‑C by Tenant; Liquidated Damages	12
6.4	Transfer and Encumbrance	13
6.5	L-C Not a Security Deposit	13
6.6	Non-Interference By Tenant	13
6.7	Waiver of Certain Relief	14
6.8	Remedy for Improper Drafts	14
7.	Operations	14
7.1	No Services Except as Set Forth Herein	14
7.2	Services and Utilities	14
7.3	No Overloading of Capacity	15
7.4	Electricity	15
7.5	No Janitorial, Cleaning or Rubbish Removal Services	16
7.6	Tenant’s Cooperation	16
7.7	Interruption of Use	16

7.8	Common Areas	17
7.9	Landlord’s Reserved Rights; Tenant’s Right of Access	17
7.10	Roof	17
7.11	Parking	17
7.12	Recycling and Waste Management	18
7.13	Security System	18
7.14	Maintenance Standard; Comparable Buildings	19
7.15	Energy Performance Disclosure Information	19
7.16	Floor Load--Heavy Equipment	19
7.17	Amenities Building	20
7.18	Reservation of Common Areas	20
8.	Alterations; Repairs; Maintenance; Signs	20
8.1	Alterations	20
8.2	Repairs; Maintenance	22
8.3	Mechanic’s Liens	25
8.4	Signs	26
9.	Use	26
9.1	Uses	26
10.	Assignment and Subletting	27
10.1	Transfers	27
10.2	Consent Standards	27
10.3	Request for Consent	28
10.4	Conditions to Consent	28
10.5	Attornment by Subtenants	28
10.6	Cancellation	29
10.7	Additional Compensation	29
10.8	Waiver	30
10.9	Permitted Transfer	30
10.10	Permitted Occupants	30
10.11	Prohibition	31
11.	Insurance; Waivers; Subrogation; Indemnity	31
11.1	Tenant’s Insurance	31
11.2	Landlord’s Insurance	34
11.3	Waiver of Subrogation	34
11.4	Tenant Indemnity	35
11.5	Landlord Indemnity	35
11.6	Notification of Incidents	35
12.	Subordination; Attornment; Notice to Landlord’s Mortgagee	35
12.1	Subordination	36
12.2	Attornment	36
12.3	Notice to Landlord’s Mortgagee	36
12.4	Landlord’s Mortgagee’s Protection Provisions	36
13.	Rules and Regulations	37
14.	Condemnation	37
14.1	Total Taking	37
14.2	Partial Taking – Tenant’s Rights	37
14.3	Partial Taking – Landlord’s Rights	37
14.4	Award	37
14.5	Repair	37
14.6	Waiver	38
15.	Fire or Other Casualty	38

15.1	Damage to Building (Repairable Within Twelve Months)	38
15.2	Damage Outside of Building (Repairable Within Twelve Months)	38
15.3	Substantial Damage (Not Repairable Within Twelve Months)	38
15.4	Major Damage to Building or Property	38
15.5	Abatement	39
15.6	Insurance Proceeds	39
15.7	Damage During Final Year of Term	39
15.8	Waiver	39
16.	Other Taxes Payable by Tenant	40
17.	Defaults	40
17.1	Payment Default	40
17.2	Abandonment	40
17.3	Estoppel/Financial Statement/Commencement Date Letter	40
17.4	Insurance	40
17.5	Mechanic’s Liens	40
17.6	Other Defaults	41
17.7	Insolvency	41
18.	Remedies	41
18.1	Termination of Lease	41
18.2	Continue Lease in Effect	42
18.3	Perform Acts on Behalf of Tenant	42
18.4	Computation of Rent for Purposes of Default	42
18.5	Attorneys’ Fees	42
19.	Payment by Tenant; Non-Waiver; Cumulative Remedies	42
19.1	Payment by Tenant	42
19.2	No Waiver	43
19.3	Cumulative Remedies	43
19.4	No Designation	43
19.5	No Counterclaims	43
19.6	Statutory Waivers	43
20.	Landlord Default, Tenant Self-Help Right	43
21.	Surrender of Premises	45
21.1	Decommissioning; Surrender Plan.	45
21.2	Condition of the Building and Premises Upon Surrender	46
22.	Holding Over	47
23.	Certain Rights Reserved by Landlord	47
23.1	Building Operations	47
23.2	Access Control	47
23.3	Repairs and Maintenance	47
23.4	Prospective Purchasers and Lenders	47
23.5	Prospective Tenants	48
23.6	Premises Access	48
24.	Notice of Purchase Opportunity	48
25.	Hazardous Materials	48
25.2	Chemical Safety Program	55
25.3	Biohazard and Hazardous Waste Removal	55
25.4	No Vivarium	55
26.	Miscellaneous	55
26.1	Landlord Transfer	55
26.2	Landlord’s Liability	55
26.3	Force Majeure	56

26.4	Brokerage	56
26.5	Estoppel Certificates	56
26.6	Notices	56
26.7	Separability	56
26.8	Amendments; Binding Effect	57
26.9	Quiet Enjoyment	57
26.10	No Merger	57
26.11	No Offer	57
26.12	Entire Agreement	57
26.13	Waiver of Jury Trial	57
26.14	Governing Law	57
26.15	Recording	58
26.16	Joint and Several Liability	58
26.17	Financial Reports	58
26.18	Landlord’s Fees	58
26.19	Telecommunications	58
26.20	Representations and Warranties.	59
26.21	Confidentiality	59
26.22	Authority	60
26.23	Adjacent Excavation	60
26.24	List of Exhibits	60
27.	Condition Subsequent to Effectiveness of this Lease	60
28.	Lease Disclosures	61
28.1	Civil Code Section 1938	61
28.2	Proposition 65 Disclosure	62
29.	Disclaimer	62

This Lease (this “Lease”) is entered into as of August 26, 2026 (the “Execution Date”), by and between Landlord and Tenant hereinafter named.

BASIC LEASE INFORMATION

Landlord:	1900 Seaport Owner, LLC, a Delaware limited liability company
Tenant:	Revolution Medicines, Inc., a Delaware corporation
Premises:

The Premises consist of the entire interior space of the building located at 1900 Seaport Boulevard, Redwood City, California (the “Building”), which consists of an agreed upon one hundred forty-one thousand one hundred eighty (141,180) rentable square feet (“RSF”).

The term “Property,” as used in this Lease, shall refer to (i) the Common Areas (as defined below), (ii) the land on which the Building and the Common Areas are located (the “Land”), as further described on Exhibit B attached hereto, (iii) the separate parking lots located at the Property (the “Parking Facilities”), and (iv) at Landlord’s discretion, any additional real property, areas, Building or other improvements added thereto.

Term:	One Hundred Eighty (180) Lease Months following the Commencement Date.
Commencement Date:	The day that is thirteen (13) months after the Execution Date of this Lease.
Expiration Date:	The last day of the one hundred eightieth (180th) Lease Month (as defined below) following the Commencement Date.
Options to Extend:

Tenant shall have three (3) option(s) to extend the Term (each, an “Option to Extend”) for a period of sixty (60) months each (each, an “Extension Term”) immediately following the date on which the initial Term or the first or second Extension Term, as relevant, would otherwise expire, subject to the terms and conditions of Section 3.3 below.

Base Rent:	Base Rent shall be the following amounts for the following periods of time. The Base Rent is subject to further adjustment pursuant to the terms of Section 27 below.

Lease Months	Monthly Base Rent Rate Per RSF	Phase A Monthly Base Rent	Phase B Monthly Base Rent	Monthly Base Rent
1 – 12*	[***]	[***]	[***]	[***]
13 – 24*	[***]	[***]	[***]	[***]
25 – 36	[***]	[***]	[***]	[***]

37 – 48	[***]	[***]	[***]	[***]
49 – 60	[***]	[***]	[***]	[***]
61 – 72	[***]	[***]	[***]	[***]
73 – 84	[***]	[***]	[***]	[***]
85 – 96	[***]	[***]	[***]	[***]
97 – 108	[***]	[***]	[***]	[***]
109 – 120	[***]	[***]	[***]	[***]
121 – 132	[***]	[***]	[***]	[***]
133 – 144	[***]	[***]	[***]	[***]
145 – 156	[***]	[***]	[***]	[***]
157 – 168	[***]	[***]	[***]	[***]
169 – 180	[***]	[***]	[***]	[***]

*Subject to the terms of Section 4.2 below

As used herein, the term “Lease Month” shall mean each calendar month during the Term; provided that, if the Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Commencement Date to the first (1st) day of the next-succeeding calendar month shall be included in the first (1st) Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month. Base Rent is subject to abatement as set forth in Section 4 below.

Rent:

Base Rent, Operating Expenses, Taxes and Insurance Expenses (each as defined in Exhibit C attached hereto), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Letter of Credit:	[***]
Tenant Improvement Allowance (Work Agreement):

Landlord will provide a Tenant Improvement Allowance (“Allowance”) to Tenant in the amount of [***] to be used only for the Tenant Improvements set forth in the Work Agreement attached as Exhibit D (and in other premises leased from Landlord, subject to the terms of the Work Agreement). In addition to the Allowance, Landlord shall make available to Tenant, at Tenant’s request (provided that such written request is received by Landlord on or before the second (2nd) anniversary of the Commencement Date), an Additional Tenant Improvement Allowance of up to [***] to be used only for the Tenant Improvements set forth in the Work Agreement attached as Exhibit D (and in other premises leased from Landlord, subject to the terms of the Work Agreement). In the event that Tenant elects to utilize all or a portion of the Additional Tenant Improvement Allowance, the amount of such Additional Tenant Improvement Allowance shall be amortized over the initial Term of the Lease at a rate of [***] per annum, and Tenant shall pay, together with the monthly installments of Rent due hereunder, such monthly amortized amount as Additional Rent.

Permitted Use:

General office use, research and development, manufacturing, life science and all lawful uses reasonably ancillary thereto, and for no other purpose whatsoever.

The Permitted Use shall not include: (i) offices of any agency or bureau or political subdivision of the United States or any state or city therein; (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed (the foregoing does not prevent use of the Premises for biomedical research and development consistent with the Permitted Use); (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (v) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vi) offices at which deposits or bills are regularly paid in person by customers; (vii) personnel agencies, except offices of executive search firms; or, (viii) the licensing or subleasing of space within the Premises to others as a primary business, including “shared workspaces” or executive suite operations, such as, by way of example, “WeWork”, “Regus”, “Spaces”, “Knotel”, or “Convene”.

Broker:	Landlord’s Broker: None Tenant’s Broker: Jones Lang LaSalle Brokerage, Inc.
Tenant’s Address:

Prior to Commencement Date:

Revolution Medicines, Inc.

700 Saginaw Drive

Redwood City, CA 94063

Attention: General Counsel

Email: legal@revmed.com

and a copy to:

Procopio, Cory, Hargreaves & Savitch LLP

525 B Street, Suite 2200

San Diego, CA 92101

Attn: David L. Crawford

Email: david.crawford@procopio.com

Following Commencement Date:

Revolution Medicines, Inc.

1600 Seaport Boulevard

Redwood City, CA 94063

Attention: General Counsel

Email: legal@revmed.com

and a copy to:

Procopio, Cory, Hargreaves & Savitch LLP

525 B Street, Suite 2200

San Diego, CA 92101

Attn: David L. Crawford

Email: david.crawford@procopio.com

Landlord’s Address:	For all Notices: 1900 Seaport Owner, LLC	and a copy to: Sheppard Mullin LLP

c/o Harvest Properties, Inc.

235 Montgomery Street, Suite 2500

San Francisco, California 94104

Attention: Asset Manager

Email: ctrotier@harvestproperties.com

with a copy to:

Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, CA 94111
Attention: Mr. Nicholas Carbone and Mr. Joshua J. Dapice
e-mail: ncarbone@faralloncapital.com and jdapice@faralloncapital.com

Four Embarcadero Center, 17th Floor San Francisco, CA 94111 Attention: Doug Van Gessel Email: dvangessel@sheppard.com

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. If any conflict exists between any Basic Lease Information and the following provisions of the Lease, then such following provisions of the Lease shall control.

LEASE PROVISIONS

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the foregoing Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease:

1.1 “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the party in question;

1.2 “Building Structure” means the Building’s exterior walls, the structural components of the roof (but not the roof membrane), elevator shafts (if any), footings, foundations, structural portions of load-bearing walls, structural floors and subfloors and structural columns and beams;

1.3 “Building Systems” means the Building heating, ventilation and air conditioning (“HVAC”), life-safety, plumbing, electrical, and mechanical systems which serve the Building;

1.4 “Business Day(s)” means Monday through Friday of each week, exclusive of Holidays;

1.5 “Control” means the possession, directly or indirectly, of both the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, when combined with the ownership, directly or indirectly, of not less than fifty percent (50%) of all classes of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of all classes of the profit interests, if the entity is a partnership or a limited liability company;

1.6 “Holidays” means New Year’s Day, Memorial Day, Martin Luther King Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other nationally or regionally recognized holiday;

1.7 “Including” means including, without limitation;

1.8 Intentionally Deleted ;

1.9 “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Property, and “Law” shall mean any of the foregoing;

1.10 “Private Restrictions” means any and all covenants and private restrictions or other private agreements affecting the Premises, including but not limited to that certain Declaration Of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development recorded on July 21, 2000, as Document No. 2000-089122 in the Official Records of San Mateo County, California (“Official Records”), as amended by the First Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development recorded in the Official Records on December 7, 2006, Second Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development recorded in the Official Records on April 11, 2007, Third Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development recorded in the Official Records on October 24, 2014, and a Fourth Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development recorded in the Official Records on April ___, 2026 and any further amendments or modifications thereto or replacements thereof (“New Matters”), provided that Tenant shall be bound by New Matters only to the extent that the same (i) do not adversely affect the use of or operations in the Premises by Tenant or its suppliers, employees, agents, contractors, business invitees, subtenants, and licensees (collectively, “Tenant’s Invitees”), (ii) do not adversely affect vehicular and/or pedestrian access to the Premises by Tenant or any of Tenant’s Invitees, (iii) do not adversely affect the rights of Tenant or any of Tenant’s Invitees with respect to parking, (iv) are not inconsistent with the rights and obligations of Landlord and Tenant under this Lease, or (v) do not increase the cost of the Tenant Improvements ((i) – (v) are each an “Adverse Impact”).

1.11 “Property Manager” means the entity providing property management services to the Building. As of the Execution Date, the Property Manager is Harvest Properties.

1.12 “Project” the Project consists of the following: (a) ten (10) office buildings, located at 1200 Seaport Boulevard, 1300 Seaport Boulevard, 1400 Seaport Boulevard, 1500 Seaport Boulevard, 1600 Seaport Boulevard, 1700 Seaport Boulevard, 1800 Seaport Boulevard, 1900 Seaport Boulevard, 2000 Seaport Boulevard and 2100 Seaport Boulevard, each in Redwood City, California, consisting of an aggregate size of approximately 1,642,250 RSF (collectively, the “Project Buildings”) (b) certain surface parking lots and driveways within the Project (the “Parking Facilities”), (c) an amenities facility located at 1100 Seaport Boulevard, which currently consists of a building of approximately 41,350 RSF, (the “Amenities Facility”), and (d) the land on which the office buildings, parking structures, parking lots and driveways, Amenities Facility and other Common Areas are situated. The Project is commonly referred to as “Pacific Shores.” The Premises and the Project Buildings and appurtenances thereto that are described herein, including the Common Area, and all other improvements situated within the commercial campus known as Pacific Shores, together with the land on which such appurtenances and improvements are located, are together designated as the Project for the purposes of this Lease. The total RSF of the Project (i.e, the Project Buildings and the Amenities Facility) is currently 1,683,600.

1.13 “Rent” means all amounts payable by Tenant under the terms of this Lease, including without limitation Base Rent and Additional Rent.

1.14 “Tenant Improvements” shall have the meaning given to it in the Work Agreement.

1.15 “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees and invitees.

1.16 “Tenant’s Share” means the percentage derived by the quotient of the then-existing rentable area of the Premises divided by the rentable area of the Project Buildings. Tenant acknowledges and agrees that as of the Execution Date of this Lease, such percentage is eight and six tenths percent (8.60%). Notwithstanding the foregoing, Tenant’s Share shall be subject to increase or reduction based upon any actual increase or reduction in the rentable area of the Project. By way of example only, if Landlord, in Landlord’s sole discretion, decides to add additional buildings to the Project, or decides to expand the Project referenced herein to include additional existing buildings also ground leased by Landlord in the Project then the Tenant’s Share shall be adjusted accordingly based on the percentage described above.

1.17 “Successor” shall mean: (i) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation (or if such successor is Tenant) and if the corporation surviving the merger intends to continue to operate the business of Tenant in the Premises; (ii) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies, but only if the surviving entity intends to continue to operate the business of Tenant in the Premises and agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease; (iii) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant or its Successor, but only if such entity intends to continue to operate the business of Tenant in the Premises and agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease; and (iv) any corporation, partnership or limited liability company acquiring substantially all of the equity interests in Tenant, but only if such entity intends to continue to operate the business of Tenant in the Premises.

1.18 “Work Agreement” shall mean the agreement attached hereto as Exhibit D.

2. Lease Grant. Subject to the terms of this Lease, including but not limited to Section 27 hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises (as defined in the Basic Lease Information). Neither Landlord nor Tenant may remeasure the number of RSF in the Premises, which the parties agree to be one hundred forty-one thousand one hundred and eighty (141,180).

3. Tender of Possession.

3.1 Estimated Commencement Date; Delay in Delivery. Notwithstanding anything herein to the contrary, as of the Delivery Date (as defined in Section 1.1 of the Work Agreement), Tenant and Tenant’s invitees may enter the Premises, at Tenant’s sole risk, for the purpose of configuring network equipment, installing the Tenant Improvements (as defined in Section 2.1 of the Work Agreement) and Tenant’s furniture, fixtures and equipment therein (collectively, the “FF&E”), and otherwise preparing the Premises for occupancy. (Such period of time commencing on the Delivery Date and ending on the day immediately prior to the Commencement Date is referred to herein as the “Early Entry Period”). Tenant’s occupancy of the Premises during the Early Entry Period shall be on all of the terms and conditions of this Lease as though the Term had commenced on the Delivery Date, except the obligation to pay Rent; provided, however, that Tenant shall be obligated to pay the cost of any Services and Utilities (as defined in Section 7.2) used at the Building during such Early Entry Period. Notwithstanding anything herein to the contrary, Tenant may use the Premises for the purpose of conducting Tenant’s business therein during the Early Entry Period, but Tenant shall be required to pay Landlord Tenant’s Share of Operating Expenses, Insurance Expenses and Taxes during any portion of the Early Entry Period in which Tenant is conducting business in the Premises.

3.2 Confirmation Letter. Upon the determination of the Commencement Date, Tenant shall execute (or provide factual corrections to) and deliver to Landlord a letter substantially in the form of Exhibit F attached hereto confirming: (i) the Commencement Date and the Expiration Date; (ii) that Tenant has accepted the Premises; and (iii) that Landlord has performed all of its obligations with respect to the Premises as of the date of such letter; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Tenant’s failure to execute such letter within ten (10) Business Days of receipt thereof from Landlord shall be deemed to constitute Tenant’s agreement to the contents of such document.

3.3 Delivery Condition. Tenant acknowledges that (a) neither Landlord nor any of Landlord’s agents has made any oral or written representations or warranties with respect to the condition, suitability or fitness of the Premises other than as may be specifically set forth in this Lease, (b) on the Delivery Date, Tenant shall accept possession of the Premises in its then “AS IS” condition, and except as specifically set forth in this Lease and the Work Agreement and Landlord’s maintenance and repair obligations expressly set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or pay Tenant any tenant improvement allowance related to the improvement of the Premises. Notwithstanding the foregoing or anything to the contrary contained here, on the Delivery Date, Landlord shall deliver the Premises to Tenant with all of the following conditions satisfied (the “Delivery Conditions”): (A) the Premises shall be delivered in broom-clean condition, free of debris and equipment (other than the Remaining FF&E [as defined in Section 3.5 below]); and (B) the Premises shall be vacant and free of all prior tenancies.

3.3.1 Warranty Period.

In the event that Tenant notifies Landlord in writing within nine (9) months after the Delivery Date that any of the structural elements or the foundation of the Building are not in good working condition and repair, and such failure was not caused by Tenant or the direct result of Tenant’s Alterations or Tenant Improvements, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of such failure, to promptly, within the time period provided for the cure of a default by Landlord pursuant to Section 20 of this Lease, and at Landlord’s sole cost (and not as part of Operating Expenses), to correct such failure. Any required correction after the expiration of the relevant nine-month period shall be performed by the party responsible for such repair pursuant to the terms of this Lease.

3.4 Option to Renew.

3.4.1 Exercise. The Options to Extend set forth in the Summary may be exercised by Tenant, if at all, only by delivery of irrevocable written notice (the “Option Notice”) to Landlord given not more than fifteen (15) months nor less than twelve (12) months prior to the end of the initial Term or the first or second Extension Term, as relevant; provided, however, if, as of the date of delivery of the Option Notice (i) Tenant is in Default under this Lease, (ii) Tenant has assigned this Lease or sublet more than fifty percent (50%) of the Premises to anyone other than an Affiliate or Successor, or

(iii) Tenant has, in the thirty-six (36) months preceding the last day of the initial Term or Extension Term, as applicable, received more than three (3) notices of Default under this Lease from Landlord, then, at the sole option of Landlord, the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Term or Extension Term, as applicable, if not sooner terminated. Furthermore, it is understood and agreed that the Option to Extend contemplated in this Section 3.4 is personal to Revolution Medicines, Inc. (the “Original Tenant”) and any Affiliate or Successor and is not otherwise transferable.

3.4.2 Extended Term Rent. In the event Tenant exercises any Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply during the relevant Extended Term, except that the Base Rent payable by Tenant during the Extended Term shall be equal to one hundred (100%) of Fair Market Rent (as defined below), as determined pursuant to Section 3.4.3 below. “Fair Market Rent” shall mean the effective rental rate, determined on a per rentable square foot basis, being charged (including periodic adjustments thereto as applicable during the period of the relevant Extended Term, to the extent such adjustments are determined to be part of the Fair Market Rent) in transactions entered into within the twelve (12) month period immediately preceding the Negotiation Period (as defined in Section 3.4.3 below), for comparable office/life science space in similar buildings in Redwood City, California (i.e., buildings of a similar age and quality considering any recent renovations or modernization), with similar floor plate size and with similar amenities, or, if such comparable space is not available, then making adjustments in the determination of Fair Market Rent to reflect the age, quality, layout and amenities of the Premises and the Building, as contrasted to spaces in other buildings used for comparison purposes, in all instances taking into consideration: size; location; floor level; leasehold improvements or allowances provided or to be provided; lease term; extent of services to be provided; the time that the particular rate under consideration became or is to become effective; whether a brokerage commission is payable in connection with the relevant transaction; and any other relevant terms or conditions applicable to both new and renewing tenants.

3.4.3 Determination of Fair Market Rent

(a) Negotiation. If Tenant timely and properly exercises an Option to Extend, then, within the first sixty (60) days following the date of Tenant’s delivery of the Option Notice (the “Negotiation Period”), the parties shall meet in good faith to negotiate the Base Rent for the Premises during the relevant Extended Term. If, during the Negotiation Period, the parties agree on the Base Rent for the Premises during the relevant Extended Term, then such agreed amount shall be the Base Rent payable by Tenant during the relevant Extended Term.

(b) Arbitration. In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within thirty (30) days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing and engage an appraiser to make this determination. Each appraiser designated shall be a member of the Appraisal Institute and shall have at least five (5) years’ experience in appraising commercial real property in Redwood City, California. The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the relevant Extended Term. Within fifteen (15) days of their appointment, the two designated appraisers shall jointly designate a third similarly qualified appraiser. Within thirty (30) days after their appointment, each of the two appraisers appointed by the parties shall submit to the third appraiser a sealed envelope containing such appointed appraiser’s good faith determination of the Fair Market Rent for the Premises for the relevant Extended Term; concurrently with such delivery, each such appraiser shall deliver a copy of his or her determination to the other appraiser. The third appraiser shall, within fifteen (15) days following receipt of such submissions, select which of the two appraisers’ determinations most closely reflects Fair Market Rent, and such selected determination shall be deemed to be the Fair Market Rent for the Premises during the relevant Extended Term. The third appraiser shall have no right to adjust, amend or otherwise alter the determinations made by the appraisers selected by the parties, but must select one or the other of such appraisers’ submissions. The determination by such third appraiser shall be final and binding upon the parties. Said third appraiser shall, upon selecting the determination which most closely resembles Fair Market Rent, concurrently notify both parties hereto in writing. Each party shall be solely responsible to pay the fees and costs of the appraiser that it appointed and the parties shall share the fees and costs of the third appraiser equally. If the relevant Extended Term begins prior to the determination of Fair Market Rent, Tenant shall pay monthly installments of Base Rent equal to one hundred three percent (103%) of the monthly installment of Base Rent in effect for the last year of the initial Term or then-existing Extension Term, as relevant. Once a determination is made, any over payment or under payment of Base Rent by Tenant shall be reimbursed as a credit against, or paid by adding to, the first monthly installment of Base Rent falling due at least thirty (30) days after the date such determination is made.

3.5 Remaining FF&E. Landlord and Tenant shall jointly inspect the Premises at a mutually convenient time, but not later than ten (10) Business Days prior to the FF&E Designation Cut-Off Date (as defined below), in order to determine what, if any, of the furniture, trade fixtures, equipment and other personal property (collectively, the “Remaining FF&E”) therein which may be or has been abandoned and is no longer desired or otherwise subject to claim by Landlord or such tenants and/or subtenants is desired by Tenant for its own use (collectively, the “Designated Remaining FF&E”), which Designated Remaining FF&E thereafter shall be confirmed in writing by Landlord and Tenant no later than sixty (60) days after the Execution Date (the “FF&E Designation Cut-Off Date”). Tenant shall have the right, throughout the Term of this Lease, to use the Designated Remaining FF&E at the Premises on an as-is, where-is basis, without representation or warranty. Upon the expiration or earlier termination of this Lease Tenant shall surrender the Designated Remaining FF&E to Landlord in good working condition, reasonable wear and tear excepted; provided that Tenant shall not be responsible for replacing or repairing any Designated Remaining FF&E with a remaining useful life which is less than the Term. Any Remaining FF&E (other than the Designated Remaining FF&E) shall be removed from the Premises by Landlord, at its sole expense, on or before thirty (30) days after Landlord and Tenant agree upon the Designated Remaining FF&E.

4. Rent.

4.1 Generally . Subject to the terms of Section 4.2 below, Tenant shall timely pay to Landlord Rent, including the amounts set forth in Exhibit C attached hereto, without notice, demand, deduction or set-off (except as otherwise expressly provided herein), which payment shall be accompanied by all applicable state and local sales or use taxes. Unless otherwise prohibited by Law or Private Restrictions, Tenant shall make Rent payments via Automated Clearing House payment processing to a wiring address to be provided by Landlord to Tenant. The obligations of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Base Rent, adjusted as herein provided, shall be payable monthly in advance. The first (1st) monthly installment of Base Rent following the Base Rent Abatement Period (as defined below), in the amount of [***], shall be payable concurrently with Tenant’s execution and delivery of this Lease to Landlord; thereafter, Base Rent shall be payable on the first (1st) day of each month beginning on the first (1st) day of the second (2nd) full calendar month of the Term. The monthly Base Rent for any partial month at the beginning of the Term shall equal the product of 1/365 (or in the event of a leap year, 1/366) of the annual Base Rent in effect during the partial month and the number of days in the partial month and shall be due on the Commencement Date. Payments of Base Rent for any fractional calendar month at the end of the Term shall be similarly prorated. This Lease is intended to be a so-called “triple net” lease with respect to Landlord and, except as may be specifically set forth herein, the Base Rent owing hereunder is (x) to be paid by Tenant absolutely net of all costs and expenses relating to Landlord’s ownership and operation of the Property and the Building (except as is otherwise provided for in this Lease), and (y) not to be reduced, offset or diminished, directly or indirectly, by any cost, charge or expense payable hereunder by Tenant or by others in connection with the Premises, the Building and/or the Property, or any part thereof. The provisions of Exhibit C attached hereto are intended to pass on to Tenant all costs and expenses relating to Landlord’s ownership and operation of the Premises, the Building and/or the Property (except as is otherwise provided for in this Lease). Commencing on the Commencement Date, Tenant shall pay Additional Rent (as defined in Exhibit C) at the same time and in the same manner as Base Rent.

4.2 Abatement . Notwithstanding the foregoing provisions of this Section 4 to the contrary, so long as Tenant is not in Default, Tenant shall be entitled to an abatement of Base Rent for the first (1st) [***] Lease Months following the Commencement Date (i.e., until [***]) for the entirety of the Premises and an additional period of [***] Lease Months (i.e., until [***]) thereafter with respect to a portion of the Premises consisting of 102,510 RSF of space (collectively, the “Base Rent Abatement Period”). For the avoidance of doubt, Tenant’s Share of Operating Expenses, Insurance Expenses and Taxes, along with non-recurring Rent (for example, reimbursement of out-of-pocket review costs), remain payable during the Base Rent Abatement Period and are not subject to abatement. The total amount of Base Rent abated during the Base Rent Abatement Period is referred to herein as the “Abated Base Rent”. If Tenant is in Default at any time during the Term, then (i) if this Lease is subsequently terminated, at Landlord’s option, all then-unamortized portions of the Abated Base Rent (assuming amortization of Abated Base Rent on a straight-line basis over the Term) previously credited to Tenant shall become due and payable to Landlord; and (ii) if the Default occurs prior to the expiration of the Base Rent Abatement Period, then, from and after the occurrence of such Default, there shall be no further abatement of Base Rent pursuant to this Section 4.2. No such recapture by Landlord of Abated Base Rent pursuant to clause (i) above shall constitute a waiver of any Default of Tenant or any election of remedies by Landlord.

5. Delinquent Payment; Handling Charges. All past due payments (other than late charges) required of Tenant hereunder shall bear interest from the date due until paid at the lesser of ten percent (10%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to four percent (4%) of any delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. Notwithstanding anything to the contrary contained herein, in no event will such interest or late charge be payable with respect to the first late payment during any given twelve-month period (but not on more than five (5) occasions during the Term) unless Tenant has failed to pay the relevant amount on or before four (4) Business Days after receiving notice that Tenant failed to pay the relevant amount when due. Any such late charge and interest payment shall be payable as Additional Rent, shall not be considered a waiver by Landlord of any Default by Tenant hereunder, and shall be payable promptly on demand. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

6. Letter of Credit.

6.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, within ten (10) business days of Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L‑C”) in the Letter of Credit amount set forth in the Basic Lease Information (the “L‑C Amount”), which L‑C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a San Francisco Bay Area office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F2”, and a long term Fitch Rating which is not less than “A-”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L‑C shall be substantially similar to the form of Exhibit K, attached hereto, or otherwise as reasonably approved by Landlord. Landlord hereby pre-approves of JP Morgan Chase and Citibank as acceptable issuers of the L-C. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L‑C. The L‑C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L‑C Expiration Date”) that is no less than ninety-one (91) days after the expiration of the Term, and Tenant shall deliver a new L‑C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L‑C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Notwithstanding anything to the contrary herein, if the L-C has automatic one-year renewal provisions and a final termination date not sooner than the L-C Expiration Date, Tenant shall not be obligated to deliver Landlord renewal certificates or a replacement L-C unless the Bank notifies Landlord not less than thirty (30) days next preceding the then expiration date of the L-C, that it shall not renew such L-C. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease and Tenant defaults in the payment thereof following expiration of any applicable notice and cure periods (unless Landlord is restrained by law from sending such notice), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State Laws, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Section 6 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 6.1 above), in the amount of the applicable L‑C Amount, within ten (10) Business Days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L‑C Draw Event”). The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L‑C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Section 6, and, within ten (10) Business Days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L‑C FDIC Replacement Notice”), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Section 6. If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 6.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant to have committed a Default under this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) Business Day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L‑C (including, without limitation, Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion, and the reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) business days of billing. Notwithstanding anything to the contrary herein, if Tenant is required to provide a replacement L-C pursuant to the terms hereof but is unable to obtain such replacement L-C within the timeframes required herein due to circumstances beyond Tenant’s reasonable control and despite Tenant’s commercially reasonable, diligent efforts, Tenant shall not be in Default hereunder if it provides to Landlord a cash deposit equal to the L-C amount within the timeframe required by this Lease for such replacement L-C, and thereafter uses commercially reasonable efforts to obtain such replacement L-C as soon as possible thereafter (and Landlord shall return the cash deposit to Tenant upon receipt of such replacement L-C).

6.2 Application of L‑C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event. In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 6.1 (H) above), draw upon the L‑C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach of this Lease or a Default under this Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L‑C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable Laws, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L‑C, either prior to or following a “draw” by Landlord of any portion of the L‑C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L‑C. No condition or term of this Lease shall be deemed to render the L‑C conditional to justify the issuer of the L‑C in failing to honor a drawing upon such L‑C in a timely manner. Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

6.3 L-C Amount; Maintenance of L‑C by Tenant; Liquidated Damages.

(i) In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L‑C Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 6. Tenant further covenants and warrants that it will neither assign nor encumber the L‑C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L‑C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than forty-five (45) days prior to the expiration of the L‑C), which shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon the same terms as the expiring L‑C or such other terms as may be acceptable to Landlord in its sole discretion. However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Section 6, Landlord shall have the right to present the L‑C to the Bank in accordance with the terms of this Section 6, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or any default under this Lease. In the event Landlord elects to exercise its rights under the foregoing sentence, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or any default under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

6.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, if such transfer is a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Landlord’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

6.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Laws applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 6 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

6.6 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L‑C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L‑C to refrain from paying sight draft(s) drawn under such L‑C.

6.7 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L‑C:

(i) A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L‑C or the Bank’s honoring or payment of sight draft(s); or

(ii) Any attachment, garnishment, or levy in any manner upon either the proceeds of any L‑C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L‑C) based on any theory whatever.

6.8 Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees. Landlord shall also notify the Bank that its draw was improper. Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank’s payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) Business Days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

7. Operations.

7.1 No Services Except as Set Forth Herein. Except as expressly set forth in this Lease, Landlord shall not be required to provide any services or do any act in connection with the Premises; and the Rent shall be paid to Landlord without any claim on the part of Tenant for diminution, deduction, abatement or otherwise. Except as expressly provided in Section 7.7 below, Landlord shall not be liable for any loss (including, but not limited to, any injury or damage to or interference with Tenant’s business), cost, injury or damage to property caused by or resulting from any variation, interruption, or failure of Services and Utilities (defined below) due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or relieve Tenant from any of its obligations hereunder. In no event shall Landlord be liable to Tenant for any damage to the Premises or Tenant’s property or for any loss of business or any damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, but not limited to, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Premises, the Building or the Property, unless, subject to the terms of Section 11.3 below, caused by the gross negligence or willful misconduct of Landlord or its agents.

7.2 Services and Utilities.

7.2.1 Landlord shall arrange service for water, sewer, storm water, gas, fuel, HVAC, electric power, telephone, data, cleaning, graffiti removal, waste removal, recycling, property management and all other utilities and services related to Tenant’s occupancy of the Premises (collectively, “Services and Utilities”). Tenant shall pay the relevant service provider directly for the cost of such Services and Utilities, together with all taxes, fees and other surcharges levied thereon or, if not billed directly to Tenant by a service provider, as an Operating Expense.

7.2.2 In receiving the Services and Utilities for the Premises, Tenant may utilize the Building Systems. Tenant shall use the Building Systems only for the purposes for which they were designed and otherwise in a reasonable and ordinary manner. Tenant shall not commit or suffer, and shall use all reasonable precaution to prevent, waste, damage, or injury to the Premises, the Building and the Building Systems. Tenant shall be responsible, at Tenant’s sole cost, for any and all wear and tear of the Building exceeding that which would be reasonably expected from the ordinary use thereof by life science tenants in Comparable Buildings (defined below) and which is not actually repaired pursuant to warranties running to Landlord.

7.3 No Overloading of Capacity. Tenant shall not, nor may it permit any one to, cause an (i) overloading of the capacity of any existing or future electrical, mechanical, communication or other Building Systems or portions thereof at the Building, or do or permit to be done anything that may interfere with the effectiveness or accessibility thereof, or (ii) overloading of any floor, pavement or other surface or any wall, partition, column or other supporting member, or any elevator or other conveyance in the Building. Tenant acknowledges that the Premises, the Building and/or the Property may become subject to the rationing of Utility services or restrictions on Utility use as required or offered by a utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant’s tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Property, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant shall comply with energy conservation programs implemented by Landlord by reason of rationing, restrictions, Private Restrictions, or Laws. It is expressly acknowledged and agreed that Tenant shall be solely responsible (subject to reimbursement from the Allowance) for (i) cooling any meeting rooms, data center, server rooms and any other similar areas located in the Premises beyond the standard level of cooling provided, (ii) additional cooling needed for (A) equipment or business machines, and/or (B) laboratory and research and development uses, and (iii) specialty exhaust, including exhaust for H2 rooms, chemical storage rooms which require Class I, Division II classification, if any, and any other special rooms or special Tenant equipment.

7.4 Electricity. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall at all times comply with the rules and regulations of any electric service provider (“Electric Service Provider”) supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment (i.e., panels, transformers and related infrastructure) serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s sole expense (subject to reimbursement from the

Allowance), install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, determines that (i) such installation is practicable and necessary, (ii) such additional Electrical Equipment is permissible under applicable Laws and Private Restrictions, and (iii) the installation of such Electrical Equipment will not cause permanent damage to the Building, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the Electric Service Provider serving the Building.

7.5 No Janitorial, Cleaning or Rubbish Removal Services. Landlord shall not provide janitorial services for the Building. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises inclusive of arranging for the removal of Tenant’s refuse and rubbish from the Building, all in a manner consistent with the Maintenance Standard (as hereinafter defined) and in compliance with applicable Private Restrictions and Laws.

7.6 Tenant’s Cooperation. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the Building Systems.

7.7 Interruption of Use. Landlord will not be liable for any damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any of the Services and Utilities, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or the Property after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or Default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section. Notwithstanding the foregoing, if (i) Landlord fails to perform the obligations required of Landlord under the terms of this Lease to provide the utilities and services to be furnished to the Premises, and (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant (except to the extent such failure is due to the failure of a utility company to provide its utility to the Building not caused by Landlord’s failure to pay such utility company any amounts owed such utility company (unless such failure is caused by Tenant’s failure to pay Landlord the related utility costs owed Landlord pursuant to this Lease)), Tenant shall give Landlord notice (the “Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) days after the receipt of the Abatement Notice (or within five (5) days after the date Landlord otherwise had actual knowledge of such Abatement Event as reasonably demonstrated by Tenant), Tenant may immediately abate Base Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period from the commencement of such Abatement Event until the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises; provided that if the entire Premises has not been rendered untenantable and unusable by the Abatement Event, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises (which shall be based on a ratio of the square feet of RSF rendered untenantable and unusable to all of the Rentable Area leased by Tenant) so rendered untenantable and unusable and not used by Tenant. Notwithstanding the foregoing, in the event there is a disruption of services to the Premises, Landlord agrees to promptly use commercially reasonable efforts to resolve such failure of such services. Such right to abate Base Rent shall be Tenant’s sole and exclusive right to abate Rent as the result of an Abatement

Event, but shall not otherwise limit Tenant’s remedies for an Abatement Event. Except as provided in this Section 7.7, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

7.8 Common Areas. The term “Common Areas” shall mean all exterior sidewalks, walkways and pedestrianways of the Property, whether or not those areas are open to the general public, together with such other portions of the Property designated by Landlord, in its reasonable discretion, including certain areas to be shared by Landlord, but excluding: (i) space within the Building; (ii) streets and alleys maintained by a public authority; and (iii) areas within the Property which may from time to time not be owned by Landlord (unless subject to a cross-access agreement benefiting the area which includes the Premises). Landlord and Tenant acknowledge that as the Premises consists of the entire interior of the Building, there are no Common Areas inside the Building. If and when an additional building or buildings are constructed on the Property, Landlord shall have the right to designate, in its reasonable discretion, additional Common Areas at the Property.

7.9 Landlord’s Reserved Rights; Tenant’s Right of Access. Landlord reserves the right from time to time: (A) to close temporarily any of the Common Areas or the Parking Facilities as reasonably required by Landlord to perform its obligations hereunder; (B) to make changes to the Common Areas and the Parking Facilities, including changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, passages, and other ingress and egress, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (C) to expand or improve the Building and the Parking Facilities or the size of the Common Areas as provided for in Section 10.11 or otherwise; (D) to add additional buildings, improvements, parking facilities and Common Areas to the Property; (E) to designate land outside the Property to be part of the Property; (F) to use the Common Areas and the Parking Facilities while engaged in making additional improvements, repairs or alterations to the Property or to any adjacent land, or any portion thereof; and (G) to do and perform such other acts and make such other changes in, to or with respect to the Property, Common Areas, the Parking Facilities and Building or the expansion thereof as Landlord may, in the exercise of sound business judgment, deem to be appropriate. Tenant, its employees, contractors and guests, and when duly authorized pursuant to the provisions of this Lease, its subtenants, licensees and concessionaires, shall have the non-exclusive right to use the Common Areas as constituted from time to time, such use to be in common with Landlord and other persons permitted by Landlord to use the same, and subject to such reasonable rules and regulations governing use as Landlord may from time to time prescribe. Notwithstanding the foregoing, for so long as Tenant leases all of the Building, Landlord will not make any material changes to the interior of the Building without Tenant’s prior consent, unless such changes are required by applicable Laws, involve Landlord’s maintenance and repair obligations hereunder or are otherwise consistent with Comparable Buildings and will not have an Adverse Impact on Tenant’s access to or use of the Building or materially change the interior floor plan of the Premises.

7.10 Roof. The roof of the Building does not constitute part of the Premises. Use of the roof of the Building, as well as the roof of the Parking Facilities, is reserved solely to Landlord, subject to Tenant’s right to use the roof of the Building for Tenant’s telecommunications, mechanical, electrical and security system equipment, as set forth in Section 26.19 below.

7.11 Parking. During the Term, Tenant, its employees, contractors and visitors shall have the right, at no additional recurring charge, to use on a non-exclusive basis up to three hundred ninety-five (395) parking stalls in the Parking Facilities (“Tenant’s Parking Allotment); provided, however, that Tenant shall have the right to designate twenty-five (25) of the parking spaces included in Tenant’s Parking Allotment as spaces exclusively dedicated for Tenant’s uses (“Tenant’s Private Parking Spaces Allotment”), so long as the location thereof is approved by Landlord and Tenant pays all costs associated with marking such spaces as dedicated for Tenant’s exclusive use. Neither Tenant nor any of its employees, contractors or visitors shall use any of the Parking Facilities for storage of vehicles (or any other item such as boats or trailers). Except as is otherwise provided for in Exhibit C, all costs and expenses associated with the Parking Facilities shall be included in Operating Expenses. Tenant may, at its sole cost and expense as an Alteration perform the installation of wiring, any necessary transformer(s) and EV charging stations to cause all or any portion of Tenant’s Private Parking Spaces Allotment to be ready for use by electric vehicles (collectively, “Tenant’s Additional EV Charging Stations”) for Tenant’s exclusive use. The location of any such Tenant’s Additional EV Charging Stations shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Any such Tenant’s Additional EV Charging Stations shall be included in Tenant’s Private Parking Spaces Allotment and result in a reduction in the amount of the Tenant’s Private Parking Spaces Allotment which may be used exclusively by Tenant for purposes other than for Tenant’s Additional EV Charging Stations. Tenant shall, on or before thirty (30) days after receiving an invoice therefor, pay the actual cost charged by the applicable utility to power the Tenant’s Additional EV Charging Stations, which shall be separately billed by Landlord to Tenant no later than ninety (90) days after Landlord receives an invoice for the same from the applicable utility. Tenant shall be obligated to maintain and manage the use of all of Tenant’s Additional EV Charging Stations that Tenant installs at the Property. Tenant’s Additional EV Charging Stations shall be included within Tenant’s Parking Allocation and shall not result in any obligation of Landlord to provide any additional parking spaces to Tenant or to designate any of the remainder of Tenant’s Parking Allotment as parking spaces which are available for Tenant’s exclusive use to the extent such parking spaces were not already a part of Tenant’s Private Parking Spaces Allotment. Tenant may, in its sole discretion, remove or replace any of Tenant’s Additional EV Charging Stations during the Term. Tenant shall have the right to contract with Charge Point (or a similar electronic vehicle charging company reasonably approved by Landlord) to provide service for the any Tenant’s Additional EV Charging Stations, provided that Tenant shall reimburse Landlord within thirty (30) days of demand therefor any contract transfer, assignment or cancellation fees incurred by Landlord from any existing service provider as a result thereof, Landlord shall reasonably cooperate with Tenant in on-boarding such provider.

7.12 Recycling and Waste Management. Tenant agrees, at its sole cost and expense: (i) to comply with all present and future Private Restrictions and Laws, orders and regulations of the Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (ii) to comply with Landlord’s recycling policy as part of Landlord’s Sustainability Initiative (defined below) where it may be more stringent than applicable Law; (iii) to sort and separate its trash and recycling into such categories as are provided by Law or any sustainability initiative created by Landlord; (iv) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; and (v) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section.

7.13 Security System.

7.13.1 No Landlord Provided Security. Landlord shall provide security services for the Parking Facilities and Common Areas of the Project. The cost of such security services shall be an Operating Expense paid by Tenant to Landlord in accordance with Exhibit C to this Lease. Tenant shall be solely responsible for any security services to be provided for the Premises. Tenant acknowledges and agrees that Tenant assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees, contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any of its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders and other constituent entities, and any lender with a lien on the

Premises, and their respective officers, directors, servants, employees, agents and independent contractors (collectively, “Landlord Parties”) shall be liable in any manner for any security personnel, services, procedures or equipment in, at, on or about the Premises, the Building, or the Project (whether or not provided by Landlord) or for the failure of the same to prevent or control, or to apprehend anyone suspected of, personal injury, property damage or any criminal conduct in, on or about the Building or the Project.

7.13.2 Tenant’s Security Systems. Subject to applicable Private Restrictions and Laws and the other provisions of this Lease, and except in the event of an emergency, Tenant shall have access to the Building and Parking Facilities twenty-four (24) hours per day, seven (7) days per week, every day of the year. Subject to the terms of this Lease, Tenant may, at its own expense (subject to reimbursement in accordance with the terms of the Work Agreement), install its own security systems (“Security Systems”) for the Building and/or retain its own security personnel at the Building, provided that Tenant shall provide Landlord and Landlord’s personnel with means (i.e., key cards, etc.) to access the Building on an unrestricted basis (but subject to the terms of Section 23 below). The Security Systems will be subject to Landlord’s prior review and approval (not to be unreasonably withheld), and the installation of the Security Systems shall be performed pursuant to Section 8 of this Lease, below, or as part of the Tenant Improvements pursuant to the Work Agreement. Tenant, at its sole cost and expense, shall be solely responsible for the installation, monitoring, and operation of Tenant’s Security System. Upon the expiration or earlier termination of the Term, the Security Systems will become the property of Landlord and be surrendered to Landlord with the Premises. In furtherance of same, Landlord shall have the right to require Tenant to convey the Security Systems to Landlord free of all liens at the end of the Term, at no cost to Landlord, pursuant to a commercially reasonable form of bill of sale or other conveyance agreement to be executed by Tenant.

7.14 Maintenance Standard; Comparable Buildings. Tenant shall perform all of its operational, management, repair and maintenance obligations under this Lease in a manner consistent with the standards adhered to by Landlord and other first-class owners and management companies managing Comparable Buildings (the “Maintenance Standard”). “Comparable Buildings” are other first-class office buildings of reasonably comparable age and quality in the Project.

7.15 Energy Performance Disclosure Information. Within ten (10) Business Days after Landlord’s request from time to time, Tenant shall provide Landlord with reasonably detailed information regarding Tenant’s utility usage in the Premises. Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the Building, and (ii) the energy performance of the Building may vary depending on future occupancy and/or use of the Building. Tenant’s acknowledgment of the AS-IS condition of the Premises pursuant to the terms of this Lease shall be deemed to include the energy performance of the Building. The terms of this Section 7.15 shall survive the expiration or earlier termination of this Lease.

7.16 Floor Load--Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by applicable Laws. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s rules and regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with applicable Laws. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save the Landlord Parties harmless from and against any and all claims, damages, judgments, losses, penalties, costs, expenses and fees (including reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

7.17 Amenities Building. During the Term, Tenant, and its assignees and sublessees who are then occupying the Premises and their respective employees and independent contractors working at the Premises shall have the non-exclusive right to use the Amenities Building located at 1100 Seaport Boulevard (the “Amenities Building”) in common with other tenants of the Property and, to the extent permitted by applicable Laws and/or the Private Restrictions, members of the general public, subject to all of the terms, conditions and provisions of the Private Restrictions and subject to such reasonable rules and regulations for the use thereof as are then promulgated by Landlord. Reservation of those areas of the Amenities Building which can be reserved by other parties will be pursuant to a scheduling system established by Landlord and shall require Landlord’s prior written consent, which consent shall not be unreasonably withheld. Landlord shall control, fund and operate the Amenities Building throughout the Term, but the costs of operating the Amenities Building may be included in Operating Expenses to the extent permitted by the terms of Exhibit C. Landlord shall have the right to select the operator of the Amenities Building and to modify the scope of services offered therein, provided that Landlord shall maintain the Amenities Building as a functional Amenities Building for the benefit of tenants of the Property, including Tenant, in a manner consistent with the Maintenance Standard.

7.18 Reservation of Common Areas. So long as Tenant then leases and occupies at least fifty percent (50%) of all premises leased by Tenant in the Project from Landlord or its affiliates, Tenant shall have the right, on a first-come, first-served basis, subject to the need for Landlord’s prior written approval thereof, and also subject to Landlord’s reasonable reservation policies and rules and regulations therefor, to reserve any amenities space within the Common Areas of the Property for short-term company events by providing Landlord with written notice thereof at least thirty (30) days in advance. This right is personal to the Original Tenant and any Affiliate or Successor thereof and shall not be transferrable in connection with any other Transfer of this Lease or the Premises.

8. Alterations; Repairs; Maintenance; Signs.

8.1 Alterations. Tenant shall not make any alterations, additions or improvements to the Premises (collectively, the “Alterations”) without the prior written consent of Landlord, except for the installation of unattached, movable trade fixtures. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (i) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (ii) will not affect the Building Systems or the Building Structure; (iii) costs less than [***] each (and no more than [***] in any one calendar year); and (iv) is not visible from outside the Building. Cosmetic Alterations shall be subject to all the other provisions of this Section 8.1, to the extent applicable. Prior to starting work, Tenant shall furnish complete construction documents and specifications to Landlord meeting Landlord’s CAD Requirements (defined below) for its approval at the time Tenant requests Landlord’s consent to any Alterations. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to proposed Alterations that (1) comply with all applicable Laws, ordinances, rules and regulation and Private Restrictions; (2) are compatible with the Building and the Building Systems; (3) do not affect Building Structure; (4) [intentionally deleted]; (5) do not affect the functionality of any mechanical, electrical and plumbing systems (“MEP”), fire/life-safety, BMS or the curtain wall of the Building (together with the associated dynamic controls, collectively, the “Building Control Systems”); (6) will not penetrate the roof or roof membrane or any floor slab, and (7) are not visible from the exterior of the Building. In determining whether or not to consent to proposed Alterations, Landlord shall have the right (without limitation) to review plans and specifications for proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, with respect to all of which Landlord agrees to be reasonable. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Property. Landlord shall have the right to require that (A) all work related to the Building’s life-safety systems be performed by the life safety contractor for such Building; (B) all work that affects the Building Management System (“BMS”) be performed by the BMS contractor for the Building; and (C) all work that affects the Building Control Systems be performed by View Inc. or another contractor reasonably designated by Landlord. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with the exercise of its rights hereunder. Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord the Building permit required by applicable Law (if required) and a copy of the executed construction contract(s). Tenant shall reimburse Landlord within thirty (30) days after the rendition of a bill for all of Landlord’s actual out-of-pocket costs incurred in connection with any Alterations (other than Cosmetic Alterations), including all management, engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations as well as Landlord’s “Standard Construction Supervision Fee” for the subject Alteration project. As used herein, the term “Standard Construction Supervision Fee” shall mean: (i) two percent (2%) of the “hard” construction costs for Alterations whose hard costs of construction are less than One Hundred Twenty-Five Thousand Dollars ($125,000) each, (ii) one and one half percent (1.50%) of the “hard” construction costs for Alterations whose hard costs of construction are more than One Hundred Twenty-Five Thousand Dollars ($125,000) but less than Three Hundred Seventy-Five Thousand Dollars ($375,000) each, and (iii) one percent (1%) of the “hard” construction costs for Alterations whose hard costs of construction are more than Three Hundred Seventy-Five Thousand Dollars ($375,000) each. If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall either approve or provide reasonably detailed explanation of its disapproval of any requested Alterations within fifteen (15) Business Days after Landlord’s receipt of the plans and other information required hereunder for such Alteration. If Landlord fails to respond within such fifteen (15) Business Day timeframe, Tenant may send a second written request, which request shall include a copy of the approval request and shall contain, in bold, capital letters, the following: “THIS NOTICE CONSTITUTES TENANT’S SECOND NOTICE OF ITS REQUEST FOR CONSENT TO AN ALTERATION PURSUANT TO SECTION 8.1 OF THE LEASE; LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LANDLORD’S CONSENT TO THE REQUESTED ALTERATION.” If Landlord fails to respond to such second notice within five (5) business days of receipt, Tenant’s request for the applicable Alteration shall be deemed approved. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may reasonably require. If any Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Property, in order to comply with any applicable Laws, then Tenant shall reimburse Landlord upon demand for all reasonable actual costs and expenses incurred by Landlord in making such alterations and/or improvements. The Tenant Improvements and any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Premises upon the expiration or sooner termination of this Lease, unless Landlord requires the removal thereof in writing, delivered concurrently with its approval of such Alterations. If Landlord requires the removal of any of the any Alterations, Tenant shall at its sole cost and expense, not later than the expiration or earlier termination of this Lease remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed and repair and restore the Premises in a good and workmanlike manner to their original condition, reasonable wear and tear excepted. Tenant will remove all electronic, phone and data cabling and related equipment (collectively, “Cable”) installed by or for the benefit of Tenant. If Tenant fails to remove such Cable, Landlord may do so (and without limiting its other rights under this Lease) and Tenant shall, within ten (10) business days after receipt by Tenant of an invoice therefor, reimburse Landlord for the cost thereof, together with an administrative fee of five percent (5%) of such cost. All construction work done by Tenant within the Premises shall be performed in a good and workmanlike manner with new materials of first-class quality, lien-free and in compliance with all Private Restrictions and Laws, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Property. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant will indemnify, defend, protect and hold Landlord harmless against any loss, cost (including attorneys’ fees), liability or damage resulting from such work. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. All voice, data, video, audio and other low voltage control transport system Cable and/or Cable bundles installed in the Building by Tenant or its contractor shall be subject to Landlord’s review and approval subject to the Work Agreement (if installed as part of the Tenant Improvements) or this Section 8.1 (if installed as a future Alteration) and, in any event, will be (unless otherwise agreed to by Landlord) (a) labeled every 3 meters with the Tenant’s name and origination and destination points; (b) installed and routed in accordance with a routing plan showing “as built” or “as installed” configurations of Cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser Cable routing and conduit routing (if applicable), and such other information as Landlord may reasonably request; and (c) installed in accordance with all applicable Laws. The routing plan shall be available to Landlord and its agents at the Building upon request. Upon completion of any Alteration (other than Cosmetic Alterations), Tenant shall provide Landlord, at Tenant’s expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Premises as affected by the Alteration, meeting Landlord’s CAD Requirements. Tenant shall provide Landlord in CAD format, the “architectural” drawings as permitted by the City of Redwood City and the County of San Mateo (if applicable).

8.2 Repairs; Maintenance.

8.2.1 By Landlord. Landlord, at Landlord’s sole expense (without reimbursement as an Operating Expense) shall maintain the Building Structure in good repair and working order. Landlord shall, subject to reimbursement as set forth in Exhibit C, keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (A) the exterior and roof membrane of the Building, the Amenities Building and the Parking Facilities; (B) the Building Systems, but only to the extent expressly set forth in this Section 8.2.1 below; (C) the elevators and their related components in the Building; (D) the Common Areas, subject to Tenant’s rights set forth in this Section 8.2.1 below; and (E) the Building Control Systems. Landlord’s obligations with respect to the Building Systems will be limited to work (“Capitalized Building Systems Repairs”) (i) affecting only those portions of the Building Systems in place as of the Execution Date of this Lease (and not any portion of the Building Systems installed by Tenant as part of the Tenant Improvements or otherwise) and (ii) that is properly capitalized under generally accepted accounting principles (GAAP); Tenant, at its sole cost and expense, shall be responsible for all other maintenance, repairs and replacements of the Building Systems. Landlord’s maintenance obligations pertaining to the Building pursuant to Sections (A) through (E) above are referred to herein as the “Landlord’s Maintenance Obligations”. Tenant shall pay the monthly amortization payments of Capitalized Building Systems Repairs in accordance with the capital expenditure provisions of Exhibit C. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party, Tenant shall pay the costs of such repairs or maintenance to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. Landlord shall use commercially reasonable efforts to avoid interference with Tenant’s operations in performing such maintenance and repairs, but Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises or on the Property pursuant to Landlord’s rights and obligations under this Lease. To the extent allowed by Law, Tenant waives the right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, and the right to terminate the Lease under Section 1932(1) of the California Civil Code, and any other laws, statutes or ordinances now or hereafter in effect of like import. Notwithstanding anything herein to the contrary, so long as Tenant is the sole direct tenant in the Building and is not then in Default hereunder, Tenant shall have the right, at Tenant’s sole election, upon written notice thereof to Landlord, to take responsibility for the Landlord’s Maintenance Obligations, in which event, (i) Tenant shall not be required to pay Tenant’s Share of any Operating Expenses (or the Management Fee thereon) due under this Lease that would have been incurred by Landlord in connection with Landlord’s Maintenance Obligations pursuant to the terms of this Lease (Tenant hereby acknowledging and agreeing that Tenant shall still be required to pay Tenant’s Share of all other Operating Expenses and related Management Fee not associated with Landlord’s Maintenance Obligations) to the extent they are incurred during any period that Tenant (and not Landlord) is responsible for Landlord’s Maintenance Obligations (provided that Tenant shall remain responsible for the payment of Tenant’s Share of any Operating Expenses incurred by Landlord during any period that Landlord is responsible for Landlord’s Maintenance Obligations), (ii) Tenant shall remain responsible for the payment of Tenant’s Share of Insurance Expenses and Taxes, (iii) Tenant shall be responsible for performing the Landlord’s Maintenance Obligations in accordance with the Maintenance Standard, (iv) Tenant shall assume all obligations to make the Building comply with applicable Laws (except to the extent any non-compliance existed as of the date a construction permit was received for the item in question) and Private Restrictions pursuant to the terms of this Lease, (v) except for Cosmetic Alterations, Tenant may not make any Alterations to the Building or modify any Building Structure or Building Systems as part of those repair and maintenance obligations without the prior written consent of Landlord, in Landlord’s reasonable discretion, and (vi) Landlord shall thereafter be released of all of the Landlord’s Maintenance Obligations pursuant to the terms of this Lease, except that Tenant’s obligations hereunder shall not extend to, and Landlord shall not be released of its obligations with respect to, any repairs, alterations or improvements which are made necessary due to the acts of Landlord, its agents, employees or contractors. If at any time thereafter Landlord shall be responsible for the Landlord’s Maintenance Obligations, and if Tenant thereafter desires to (and has the right to) re-take responsibility for the Landlord’s Maintenance Obligations, then Tenant shall deliver Landlord written notice of Tenant’s election not less than sixty (60) days prior to the date that Tenant shall re-take such responsibility. Notwithstanding anything to the contrary in this Section 8.2.1, Tenant shall have no right to maintain or assume responsibility for the Landlord’s Maintenance Obligations if Tenant is then in Default under the terms of this Lease or if Tenant is not the sole, direct tenant of the entire Building. Notwithstanding the foregoing, Landlord shall continue to maintain and repair the Common Areas, Parking Facilities and Amenities Building notwithstanding Tenant’s election to assume Landlord’s Maintenance Obligations.

8.2.2 By Tenant. Tenant, at its sole cost and expense, shall promptly perform all maintenance, repairs and replacements to the Building that are not Landlord’s express responsibility under Section 8.2.1 above to perform, and shall keep the Premises in good condition and repair consistent with the Maintenance Standard, ordinary wear and tear associated with the use of the Property as a first class office project excepted. Tenant’s obligations under this Section 8.2.2 include: (A) all improvements installed by or on behalf of Tenant, including the Tenant Improvements and any future Alterations; (B) except to the extent expressly provided in Section 8.2.1 above, all Building Systems (and Tenant agrees, at a minimum, to carry at all times during the Term industry-standard comprehensive maintenance contracts reasonably acceptable to Landlord on the elevators and the HVAC systems of the Building); and (C) all of Tenant’s furnishings, trade fixtures, equipment and inventory. If Tenant fails to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required if there is an emergency, or if the area to be repaired is visible from the exterior of the Building), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. At the expiration of this Lease, Tenant shall surrender the Premises in good condition, excepting reasonable wear and tear, damage from casualty and any of Landlord’s Maintenance Obligations not assumed by Tenant. All personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant, shall be stored at the sole risk of Tenant. Neither Landlord nor any Landlord Parties shall be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Property or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. Tenant agrees to promptly notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its Lease obligations. Tenant shall adopt and implement the moisture and mold control guidelines set forth on Exhibit I attached hereto. Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window or the exterior windows of the Building. Tenant acknowledges that breach of these provisions will directly and adversely affect the exterior appearance of the Building and the integrity and operation of the exterior windows of the Building and HVAC systems.

8.2.3 Performance of Work. All work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, but in no event less than: (A) Commercial General Liability (“CGL”) insurance on an occurrence basis in amounts not less than $2,000,000 ($1,000,000 of which may be in excess umbrella coverage) naming Landlord, Farallon Capital Management L.L.C. (“Farallon”), Property Manager, any lender with a lien on the Premises, and Harvest Properties, Inc. (“Harvest”) as additional insureds for ongoing and completed operations using ISO forms CG 2010/04/13 and CG 2037 04/13 (or other equivalent forms approved in writing by Landlord); (B) workers’ compensation insurance in amounts required by statute; (C) employer’s liability coverage with limits of not less than $500,000 each accident for bodily injury by accident and $500,000 each employee for bodily injury by disease; (D) Business Automobile Liability insurance on an occurrence basis in amounts not less than $1,000,000 naming Landlord, Harvest, any lender with a lien on the Premises, Property Manager, and Farallon as additional insureds; and (E) umbrella/excess liability coverage with limits of not less than $5,000,000 per occurrence in excess of the coverage described in (A) - (D) above for work considered high hazard in accordance with Farallon’s industry risk matrix (a copy of which is available upon request); provided that Landlord shall reasonably approve such lower amounts as may be reasonably required for the scope of services to be provided by such subcontractor, which shall be reasonably commensurate with the levels of coverage required by owners of Comparable Buildings. Said umbrella/excess liability coverage shall be written as follow form or alternately with a form that provides coverage that is at least as broad as the primary policies. Each policy described in (A) through (D) above shall include a waiver of subrogation in favor of Landlord, Harvest and Farallon. Tenant shall provide Landlord with insurance certificates for such contractors and subcontractors prior to commencement of any work. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and Private Restrictions in a good and workmanlike manner so as not to damage the Building (including the Building Structure, roof membrane and the Building Systems) or the Parking Facilities, as applicable. All such work which may affect the Building Structure, roof membrane or the Building Systems, at Landlord’s election, must be performed by Landlord’s usual contractor for such work or a contractor approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor or a contractor approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and no such work will be permitted if it would void or reduce the warranty on the roof. All maintenance (including without limitation janitorial services and pest control services) and repairs made by Tenant must comply with Landlord’s Sustainability Initiative, including any third-party rating system concerning the environmental compliance of the Building, as the same may change from time to time. Notwithstanding local ordinances and building codes, any and all improvements, alterations or additions performed by Tenant will be performed in accordance with any sustainability initiative then established by Landlord, including any third-party rating system concerning the environmental compliance of the Building or the Parking Facilities, as the same may change from time to time, and in accordance with Landlord’s “Contractor Rules and Regulations” attached hereto as Exhibit D. Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning, electrical, plumbing and life-safety equipment exclusively servicing the Premises. Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval. Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

8.3 Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Property in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) business days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, Property or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (i) pay the amount of the lien and cause the lien to be released of record; or (ii) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) business days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the Execution Date until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Property or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall indemnify, defend, protect and hold harmless Landlord, Harvest, Farallon, any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents (collectively, the “Indemnitees”) from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. The foregoing indemnity shall survive termination or expiration of this Lease. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least five (5) Business Days’ prior written notice before commencement of any construction on the Premises.

8.4 Signs. Tenant, at its sole cost and expense (subject to reimbursement in accordance with the terms of the Work Agreement), shall have the right to install interior and, to the extent that Tenant leases the entirety of the Building only, exterior signage at the Premises in accordance with this Section 8.4 located on the side of the Building facing the exterior parking serving such Building, subject to all applicable Laws and any Private Restrictions and Landlord’s approval of the design and installation details. All signage must be consistent with any applicable signage plan then established by Landlord and all applicable Law and any Private Restrictions. Any signage visible from the exterior of the Building will be subject to the prior written approval of Landlord, which Landlord consent will not be unreasonably withheld, conditioned or delayed, provided that such signage is consistent with any then-applicable signage plan and complies with applicable Law. Tenant shall not place or permit to be placed any signs upon the roof of the Building, the roof of the Parking Facilities or in any Common Areas, without Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed, provided that such signage is consistent with any then-applicable signage plan and complies with applicable Law. Upon request of Landlord, Tenant shall promptly remove any signage which Tenant has placed or permitted to be placed upon the Premises which, in Landlord’s reasonable good faith opinion, is inconsistent with the standards of the Building, and Comparable Buildings, and if Tenant fails to do so, Landlord may without liability remove the same at Tenant’s expense. Landlord hereby approves use of the name “Revolution Medicines” or any reasonable derivation thereof with their standard typefaces and logos. Tenant shall comply with such reasonable regulations as may from time to time be promulgated by Landlord governing signage or lettering at the Property. Tenant shall remove all signage at Tenant’s sole cost and expense at the expiration or sooner termination of this Lease and repair all damage (including, with respect to all exterior signage, repairing, painting or replacing the fascia surface or other portion of the Building or other structure where such signs were attached) caused by the installation or removal of such signage all to Landlord’s reasonable satisfaction. If Tenant fails to do so, Landlord may perform all such work and the cost thereof plus ten percent (10%) as an administrative fee shall be payable by Tenant within ten (10) business days of invoice. Tenant, at its sole cost and expense, will have the sole obligation to maintain all of its signage in a manner consistent with the Maintenance Standard.

9. Use.

9.1 Uses. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all Laws and Private Restrictions relating to the use, condition, improvement, access to, and occupancy of, the Premises and will not commit waste, overload the Building Structure or the Building Systems or subject the Premises to any use that would damage the Premises. Tenant, at its sole cost and expense, shall obtain and keep in effect during the term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Premises for the Permitted Use in accordance with applicable Private Restrictions and Law. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant: (a) except as expressly provided in clause (b) below, Tenant shall bear the risk of complying with the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time, within the interior of the Premises (the “Disabilities Acts”); and (b) Landlord shall bear the risk of complying with the Disabilities Acts solely with respect to (i) the Common Areas, Parking Facilities and other exterior areas adjacent to the Building (subject to reimbursement to the extent set forth in Exhibit C), except to the extent such compliance work is required as a direct result of Tenant Improvements or Alterations made to the Premises by Tenant, or Tenant’s particular use of the Premises (as opposed to life science uses generally), in which event such work shall be performed by Tenant, at

Tenant’s sole expense, provided that if the work to comply with Disabilities Acts in the Common Areas, Parking Facilities and other exterior areas adjacent to the Building is required as a condition to obtaining a building permit for the Tenant Improvements or Alterations, and such Disabilities Act work would be triggered by any person obtaining a permit for renovation of the Premises (and, for the avoidance of doubt, such work is not triggered solely as a result of specific elements of Tenant Improvements or Alterations made by Tenant), Landlord shall perform such work at its sole cost (subject to reimbursement to the extent set forth in Exhibit C). In addition, the Premises shall not be used for any purpose which creates strong, unusual, or offensive odors, fumes, dust or vapors (other than within laboratory space in compliance with applicable Laws); which emits noise or sounds that are objectionable due to intermittence, beat, frequency, shrillness, or loudness; which is associated with indecent or pornographic matters; or which involves political or moral issues (such as abortion issues) noticed by other tenants of the Project. Tenant shall conduct its business and control every other Tenant Party so as not to create any nuisance or unreasonably interfere with the management of the Property. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises. If any invalidation of coverage or increase in the rate of fire insurance or other insurance occurs or is threatened by any insurance company due to activity conducted from the Premises, or any act or omission by Tenant, or its agents, employees, representatives, or contractors, such statement or threat shall be conclusive evidence that the increase in such rate is due to such act of Tenant or the contents or equipment in or about the Premises, and, as a result thereof, Tenant shall be liable for such increase and such increase shall be considered additional Rent payable with the next monthly installment of Base Rent due under this Lease, and Landlord’s acceptance of such amounts shall not waive any of Landlord’s other rights. Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with any sustainability initiative or any green certification required by the City of Redwood City (the “City”), as may be reasonably determined by Landlord. Tenant agrees to comply with and cooperate with Landlord’s efforts to comply with energy efficiency, green building and/or carbon reduction laws, including without limitation occupant, water, energy and transportation surveys within the city, county, state or any other jurisdiction. Landlord agrees to cooperate with Tenant, without the obligation to incur expense or liability, in Tenant’s efforts to process governmental approval applications in connection with Tenant’s use of the Premises.

10. Assignment and Subletting.

10.1 Transfers. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed): (i) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (ii) sublet any portion of the Premises; (iii) grant any license, concession, or other right of occupancy of any portion of the Premises; or (iv) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10.1(i) through Section 10.1(vi) being a “Transfer”). Notwithstanding anything to the contrary herein, for so long as Tenant’s stock is traded on a public exchange, no transfer, issuance, repurchase, pledge, or encumbrance of Tenant’s stock whatsoever shall be deemed a Transfer requiring consent hereunder.

10.2 Consent Standards. Landlord shall not unreasonably withhold or condition its consent to any assignment or subletting of the Premises, provided that Tenant is not then in Default, and the proposed transferee: (i) is creditworthy, in Landlord’s reasonable business judgment; (ii) has a good reputation in the business community, in Landlord’s reasonable business judgment; (iii) will use the Premises for the Permitted Use (thus, excluding without limitation, uses for credit processing and telemarketing); (iv) is not a governmental entity, or subdivision or agency thereof; (v) is not another occupant of the Property; and (vi) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant requests Landlord’s consent to such assignment or subletting, negotiating to lease space in the Property, or any Affiliate of any such person or entity (all of the foregoing Section 10.2(i) through Section 10.2(vi) being deemed reasonable bases for withholding consent).

10.3 Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least thirty (30) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with written notice of such intent. Tenant’s notice shall: (i) be accompanied by an exact copy of the proposed agreements between Tenant and the proposed assignee or subtenant; (ii) contain a statement of the name and legal form of the proposed assignee, subtenant or other transferee; (iii) contain a description of the business to be conducted at and from the Premises by the proposed assignee or sublessee following the proposed assignment or subletting; (iv) contain a balance sheet as of a date not more than six (6) months preceding the delivery of the balance sheet to Landlord and operating statements for the last two (2) fiscal years of the proposed assignee or sublessee; and (v) a list of Hazardous Materials (which list shall be certified by the proposed transferee to be true and correct) that the proposed Transferee intends to use or store in the Premises, and the information described in Section 25.1.7 (c) below related thereto. Tenant shall also promptly provide to Landlord any additional information or documents reasonably requested by Landlord within ten (10) days after receiving Tenant’s notice. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,500.00 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord promptly upon written request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer, not to exceed $5,000 per request in the ordinary course, provided that such limitation shall not apply to the extent the proposed Transfer is on unusually complicated terms. Landlord shall then have a period of twenty (20) days following receipt of such additional information (or thirty (30) days from the date of Tenant’s original notice if Landlord does not request additional information) within which to notify Tenant in writing that Landlord elects either (1) to terminate this Lease as described in Section 10.6 below, or (2) to grant, either conditionally or unconditionally, or to deny its consent to, the proposed Transfer. If Landlord fails to respond within such thirty (30) day period, Tenant may send a second written request, which request shall include a copy of the Transfer request and shall contain, in bold, capital letters, the following: “THIS NOTICE CONSTITUTES TENANT’S SECOND NOTICE OF ITS REQUEST FOR CONSENT TO A TRANSFER PURSUANT TO SECTION 10.3 OF THE LEASE; LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LANDLORD’S CONSENT TO THE REQUESTED TRANSFER.” If Landlord fails to respond to such second notice within five (5) business days of receipt, Tenant’s request for the applicable Transfer shall be deemed approved.

10.4 Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not be deemed consent to any subsequent Transfers. If a Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of a Default hereunder. In all events, all rents paid to Tenant by an assignee or subtenant shall be received by Tenant in trust for Landlord and shall be forwarded to Landlord without offset or reduction of any kind. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment (provided that the foregoing shall not waive any approval right that Landlord may have with respect to such improvements pursuant to another provision of this Lease). Any sublease assignment or other document used for such Transfer (“Transfer Documents”) shall be subject and subordinate to the terms of the Lease.

10.5 Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease shall be deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (A) liable for any previous act or omission of Tenant under such sublease; (B) subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (C) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (D) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (E) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.6 Cancellation. Landlord may terminate this Lease as to any Transfer of the entirety of a Building for seventy-five percent (75%) or more of the remainder of the Term of this Lease (except for Transfers pursuant to the terms of Sections 10.9 and 10.12 below), which termination shall be effective as of the date the proposed Transfer is to be effective. If Landlord notifies Tenant of such termination, Tenant will be entitled to rescind its request for consent on or before ten (10) Business Days after receiving such notice. If Landlord terminates this Lease as to any portion of the Premises, and Tenant does not rescind its request for consent, then this Lease shall cease for such portion of the Premises, Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer, and Rent shall be reduced proportionately based on the remaining square footage in the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

10.7 Additional Compensation. Any Assignment or Sublease Profit realized by Tenant under any such assignment or sublease shall be divided and paid as follows: fifty percent (50%) to Tenant and fifty percent (50%) to Landlord. In respect of a sublease (but not an assignment), “Assignment or Sublease Profit” shall mean any rent or other consideration realized by Tenant under a sublease in excess of the Base Rent and Additional Rent payable hereunder for the same period (prorated on a per RSF basis, in the case of a subletting of less than all of the Premises), after prorating on a monthly basis over the term of the sublease, and deducting: (i) reasonable leasing commissions and legal fees paid to third parties in connection with the subletting; (ii) any reasonable allowances or concessions provided to the subtenant; and (iii) costs incurred by Tenant in providing a necessary demising wall for the subtenant and commercially reasonable costs incurred in performing Alterations or leasehold improvements for the subtenant. In respect of an assignment (but not a sublease), “Assignment or Sublease Profit” shall mean any consideration realized by Tenant in connection with such assignment, after deducting: (A) reasonable leasing commissions and legal fees paid to third parties in connection with the assignment; (B) any reasonable allowances or concessions provided to the subtenant; and (C) costs incurred by Tenant in performing Alterations or leasehold improvements for the assignee. Notwithstanding the foregoing, no Assignment or Sublease Profit shall be deemed to arise from any Transfer to an Affiliate or other Permitted Transfer. The foregoing notwithstanding, if more than one (1) payment of Assignment or Sublease Profit is to be made in respect of an assignment, then the amount which would otherwise be deducted from a single payment shall instead be prorated over each payment of Assignment or Sublease Profit to be made in respect of the assignment and the pro rata amount shall be deducted from each such sublease or assignment payment. Within ten (10) business days following the end of any calendar month during which Tenant receives any payment of Assignment or Sublease Profit, Tenant shall: (1) deliver to Landlord a copy of any instrument by which such payment was made, together with an accounting of any Assignment or Sublease Profit arising in connection with such payment of Assignment or Sublease Profit; and, (2) pay to Landlord Landlord’s share (as calculated in accordance with this Section 10.7).

10.8 Waiver. Tenant, with respect to its continuing liability after the assignment of this Lease or as to any sublease of the Premises, hereby waives any suretyship defenses it may now or hereafter have to an action brought by Landlord including those contained in Sections 2787 through 2856, inclusive, 2899 and 3433 of the California Civil Code, as now or hereafter amended, or similar laws of like import. Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief.

10.9 Permitted Transfer. The provisions of Sections 10.1 through 10.6 notwithstanding, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent to (i) any parent, subsidiary or affiliate business entity which the initially named Tenant Controls, is Controlled by or is under common Control with (each, an “Affiliate”); or (ii) a Successor to Tenant: (A) Tenant provides Landlord prompt written notice of such Transfer (and, with respect to a publicly traded Tenant, such information shall be satisfied by publicly available filings); (B) if the Transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the Transferee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect thereto); (C) the Affiliate or Successor shall have a Tangible Net Worth (as defined below) at least equal to the Tangible Net Worth of Tenant as of the Execution Date, or, if the Tenant entity does not survive the Transfer, a Tangible Net Worth at least equal to the greater of the Tangible Net Worth of Tenant as of the Execution Date or as of the day prior to the effective date of the Transfer; (D) unless the Tenant entity does not survive the Transfer, Tenant remains fully liable under this Lease; and (E) the use of the Premises remains within the Permitted Use. As used in this section, “Control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one percent (51%) of the securities or partnership or other ownership interests of the entity subject to Control. As used herein, “Tangible Net Worth” shall mean the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied, excluding, however, from the determination of total assets all assets which would be classified as “intangible” assets under GAAP, including goodwill, licenses, patents, trademarks, tradenames, copyrights and franchises. A transaction meeting the requirements of this Section 10.8 is referred to herein as a “Permitted Transfer”.

10.10 Permitted Occupants. Notwithstanding any contrary provision of this Section 10, Tenant shall have the right, without the receipt of Landlord’s consent and without payment to Landlord of any amounts under Section 10.8 above, to permit the occupancy of up to twenty-five percent (25%) of the RSF of the Premises, in the aggregate, to any individual(s) or entity (collectively, “Permitted Occupants”) that has an ongoing business relationship with Tenant (other than the dual occupancy of the Premises), which occupancy shall include the use of a corresponding interior support area and other portions of the Premises and Common Area which shall be common to Tenant and the Permitted Occupants, on and subject to the following conditions: (i) no Permitted Occupant shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers or allocation of excess Base Rent pursuant to this Section 10; (iii) Tenant shall not permit such use by any entity or organization in a manner such that the density of use of any portion of the Premises would require modifications to the emergency exiting paths for Premises,

Building or Project to accommodate occupancy loads in excess of the Project design as of the Delivery Date; (iv) the Permitted Occupants shall obtain all permits and licenses required by applicable Laws for occupying and use of the Premises, if such permits and licenses are needed in addition to those held by Tenant; (v) the Permitted Occupants shall be subject to and subordinate to all of the terms and provisions of this Lease; and (vi) no such occupancy shall relieve Tenant from any liability under this Lease. Tenant shall provide notice to Landlord of any occupancy under this Section 10.11 within ten (10) Business Days after the commencement thereof. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding the identity of any such Permitted Occupants. Any occupancy permitted under this Section 10.11 shall not be deemed a Transfer under this Section 10 and no such occupancy shall relieve Tenant from any liability under this Lease.

10.11 Prohibition. In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Premises (i) which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), (ii) which would require the payment of any consideration, or would result in the receipt by Landlord of any amounts, that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) which, in cases where the provisions of Section 10.7 would apply to such assignment, sublease, license, concession or other agreement, results in such assignment, sublease, license, or other agreement being for or relating to less than substantially all of the Premises. Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Premises shall not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises (x) which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts of sales), (y) which would require the payment of any consideration, or would result in the receipt by Landlord of any amounts, that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Code, or (z) which, in cases where the provisions of Section 10.9 would apply to such lease, assignment, sublease, license, concession or other agreement, results in such lease, assignment, sublease, license, concession or other agreement being for or relating to less than substantially all of the Premises. Any purported assignment, sublease, license, concession or other agreement that is in contravention of the foregoing provisions of this Section 10.9 shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

11. Insurance; Waivers; Subrogation; Indemnity.

11.1 Tenant’s Insurance. Effective as of the earlier of: (i) the date Tenant first enters or occupies the Premises; or (ii) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies:

11.1.1 CGL Insurance in amounts of no less than $1,000,000 per occurrence for bodily injury and property damage, $1,000,000 each person or organization for personal and advertising injury, $2,000,000 general aggregate which shall apply on a per location basis, and $5,000,000 products and completed operations aggregate covering: (A) premises/operations liability, (B) products/completed operations liability, (C) personal and advertising injury liability, (D) [intentionally deleted], and (E) broad form contractual liability. Such policy shall: (1) be on an occurrence basis (except that products/operations liability may be on a claims made basis) and be primary and non-contributory to any insurance or self‑insurance maintained by Tenant, Landlord, Harvest, and Farallon with respect to the use and occupancy of the Premises and use of the Parking Facilities and Common Areas including all operations conducted thereon; (2) include separation of insureds, severability of interests or cross liability provisions; (3) add Landlord, Harvest, any lender with a lien on the Premises, Property Manager, and Farallon as additional insureds; (4) include terrorism coverage up to the full per occurrence and aggregate limits available under the policy; (5) provide coverage for defense costs outside of the policy limits, except products liability, and include coverage for, among other things, contractual liability, premises and operations, products/completed operations, personal and advertising injury, broad form property damages, and with an Additional Insured-Managers or Lessor of Premises Endorsement; and (6) insure such other activities that Landlord deems necessary, such as insurance for liquor liability. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. The CGL policy shall not contain any intra-insured exclusions as between insured persons or organizations but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

11.1.2 Automobile Liability Insurance covering the use of any automobile or automotive equipment, whether such auto is owned, hired, and non-owned. Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of $1,000,000 per accident. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Such insurance shall cover Tenant against claims for bodily injury, including death resulting therefrom, and damage to the property of others caused by accident. Tenant’s automobile liability insurance shall be endorsed to add Landlord, Harvest, Property Manager, any lender with a lien on the Premises, and Farallon as additional insureds.

11.1.3 Property Insurance covering at Full Replacement Value (as defined below) the following property at the Property (A) inventory; (B) unattached furniture, fixtures and equipment, including but not limited to the Designated Remaining FF&E; (C) the Tenant Improvements and all Alterations made by or at the request of Tenant including but not necessarily limited to all permanently attached fixtures and equipment to the Premises and Parking Facilities; and (D) any other property in which the Tenant retains the risk of loss including electronic data processing equipment, employee personal property or other property owned or leased by Tenant. Such property insurance shall include: (1) coverage against such perils as are commonly included in the “special causes of loss” form, with no exclusions for wind and hail, vandalism and malicious mischief, and endorsed to add the peril of terrorism; (2) business income coverage providing for the full recovery of loss of rents and continuing expenses for a period of not less than twelve (12) months; and (3) an “agreed amount” endorsement waiving any coinsurance requirements. “Full Replacement Value,” as used herein, means the cost of repairing, replacing, or reinstating, including demolishing, any item of property, with materials of like kind and quality in compliance with, (and without, an exclusion pertaining to application of), any law or building ordinance regulating repair or construction at the time of loss and without deduction for physical, accounting, or any other depreciation, in an amount sufficient to meet the requirements of any applicable co-insurance clause and to prevent Tenant from being a co-insurer.

11.1.4 Builders’ Risk Insurance on an “all risk” form covering on a completed value basis all work incorporated in the Property and all materials and equipment in or about the Property in connection with construction activities where Tenant notifies Landlord of its intent to undertake a substantial rebuild of the existing structure and Landlord determines that such coverage is necessary. Limits and terms to coverage are to be determined by Landlord upon notification by Tenant.

11.1.5 Workers Compensation and Employer’s Liability Insurance covering statutory benefits in the State (as defined below). This policy shall include “other states” insurance, so as to include all states not named on the declarations page of the insurance policy, except for the monopolistic states. Tenant is required to carry this insurance regardless of eligibility for waiver or exemption of coverage under any applicable state statute. Such insurance shall include an employer’s liability coverage part with limits that shall be not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee and policy limit for bodily injury by disease or any higher amount equal to the limits thereon required by applicable state and federal statute covering all persons employed by Tenant, including volunteers, in the operations on the Premises.

11.1.6 Insurance For Tenant Vendors and Other Parties. Tenant shall require all contractors, subcontractors, vendors, consultants, service providers, and other persons performing work or services at the Premises on Tenant’s behalf to maintain insurance that is no less comprehensive than, and with limits not less than, the insurance required in Schedule 11.1.6 attached hereto. Tenant shall ensure that such parties comply with all applicable insurance requirements set forth in Schedule 11.1.6 hereto, including any requirements regarding additional insured status, primary and non-contributory coverage, and waivers of subrogation. Upon request, Tenant shall provide Landlord with evidence of such compliance.

11.1.7 Umbrella/Excess Insurance. An umbrella liability policy or express liability policy having a limit of not less than Ten Million Dollars ($10,000,000.00), which policy shall be in “following form.” Such umbrella liability policy or excess liability policy shall include coverage for additional insureds.

11.1.8 Pollution/Environmental Policy covering the environmental risks of Tenant’s business with limits of not less than Two Million Dollars ($2,000,000) per occurrence and not less than Three Million Dollars ($3,000,000) in the aggregate, with respect to environmental contamination and pollution of the Project caused by Tenant.

11.1.9 Other Coverage. Such other insurance or any changes or endorsements to the insurance required herein, including increased limits of coverage, as Landlord, or any mortgagee or lessor of Landlord, may reasonably require from time to time, provided that such coverage is then being required of comparable tenants of Comparable Buildings.

Tenant’s CGL insurance and automobile liability insurance, where such policies permit coverage for Landlord, Harvest, Farallon, Property Manager, and any lender with a lien on the Premises as an additional insured, shall provide primary coverage to Landlord and shall not require contribution by any insurance maintained by any additional insured, when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance such additional insured’s policy will be excess over Tenant’s policy. The policies carried or required to be carried by Tenant shall provide for severability of interest and shall be primary as respects the Additional Insureds, and any insurance maintained by the Additional Insureds shall be excess and non-contributing. Tenant shall furnish to Landlord certificates of such insurance, and where applicable with the additional insured endorsements and, with respect to property insurance coverage, shall be in the form of an “ACORD 28 (2003/10)” evidence of insurance (or, in either case, other equivalent forms approved in writing by Landlord, in Landlord’s sole discretion), and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and no later than fifteen (15) days prior to the expiration of said insurance, and Tenant shall endeavor to obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation (except for non-payment of premium) of any such insurance policies. All such insurance policies shall be in form, and issued by companies authorized to do business in the State, rated by AM Best as having a financial strength rating of “A-” or better and a financial size category of “VIII” or greater (or such higher rating as may be required by a lender having a lien on the Premises), or otherwise reasonably satisfactory to Landlord. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements in Section 11.1 have been met, and failure of Landlord to demand such evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance. If Tenant fails to maintain any insurance required in this Lease and such failure continues more than five (5) days after Landlord’s written notice thereof to Tenant, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys’ fees and expenses) resulting from said failure. If Tenant fails to deliver to Landlord the certificates or evidence of coverage required herein within the time periods specified herein, and such failure continues more than five (5) days after Landlord’s written notice thereof to Tenant, or fails to maintain any insurance required in this Lease and such failure continues more than five (5) days after Landlord’s written notice thereof to Tenant, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof. It is expressly understood and agreed that the foregoing minimum limits of liability and coverages required of Tenant’s insurance shall not reduce or limit the obligation of the Tenant to indemnify Landlord as provided in this Lease. All policies required herein shall use occurrence-based forms. Any and all of the premiums, deductibles and self-insured retentions associated with the policies providing the insurance coverage required herein shall be assumed by, for the account of, and at the sole risk of Tenant. Deductibles may not exceed $100,000 without the prior written approval of Landlord; provided that, for so long as no Event of Default has occurred and Tenant is not in default at the time of the request, Tenant may request a commercially reasonable increase in the foregoing cap (but not more than once every three (3) years) and Landlord shall consider such request in good faith, taking into account any default history, claim history or significant change in the new worth of Tenant since the time the previous cap was established. Any self-insured retention will require Landlord’s prior written consent.

11.2 Landlord’s Insurance. Throughout the Term, Landlord shall maintain, as a minimum, the following insurance policies: (i) property insurance for (A) the replacement value of the Building and the Parking Facilities (but excluding all property required to be insured by Tenant pursuant to Section 11.1.3) excluding excavations and foundations, less a commercially reasonable deductible if Landlord so chooses; (ii) earthquake and flood coverage for the Tenant Improvements and any Alterations (it being agreed by Landlord and Tenant that in no event shall the amount of any proceeds from any such earthquake and flood coverage allocated to repairs to the Tenant Improvements and Alterations exceed a percentage derived by dividing Fifteen Million Dollars ($15,000,000) by the aggregate amount of earthquake insurance maintained by Landlord with respect to the Premises, and in no event whatsoever more than Fifteen Million Dollars ($15,000,000), regardless of the amount of any proceeds actually received by Landlord for any earthquake or flood insurance that covers both the Building and Parking Facilities and the Tenant Improvements and Alterations); and (iii) CGL insurance in an amount of not less than $3,000,000 per occurrence for bodily injury and property damage, $3,000,000 each person or organization for personal and advertising injury, $3,000,000 general aggregate, and $3,000,000 products and completed operations aggregate. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may reasonably deem necessary. The cost of all insurance carried by Landlord with respect to the Property shall be an Insurance Expense subject to Exhibit C. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

11.3 Waiver of Subrogation. Whenever (1) any loss, cost, damage or expense resulting from fire, explosion or any other casualties incurred by either Landlord or Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Premises, and (2) such party is covered in whole or in part by property or business interruption insurance (or would have been covered but for such party’s failure to maintain the property or business interruption coverage required or would have been covered but for such party’s election to self-insure as expressly permitted hereunder, if applicable) with respect to such loss, cost, damage or expense, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insured) any claims against and releases the party from any liability said other party may have on account of such loss, cost, damage or expense. All insurance which is carried by either party to insure against damage or loss to property shall include provisions denying to each respective insurer rights of subrogation and recovery against the other party and, in the case of Tenant’s policy, Harvest and Farallon also. In addition, any CGL, automobile liability and worker’s compensation insurance policies maintained by Tenant shall include provisions denying to each respective insurer rights of subrogation and recovery against name Landlord, Harvest and Farallon.

11.4 Tenant Indemnity. Subject to Section 11.3 above, Tenant shall indemnify, defend, protect and hold harmless Landlord and the Indemnitees from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) and all losses and damages to the extent arising from: (i) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) arising from (x) any occurrence in the Premises, (y) any act, omission or negligence of any or all of Tenant and the Tenant Parties on or about the Property, the Building, the Premises, the Parking Facilities and/or the Common Areas, or (z) the installation, operation, maintenance, repair or removal of any of the Tenant Improvements, Alterations or other facilities, systems or equipment by Tenant; or (ii) Tenant’s failure to perform any of its obligations under this Lease, except to the extent resulting from the negligence or willful misconduct of Landlord or any of the Indemnitees. The indemnities set forth in this Section 11.4 shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, Tenant agrees, upon request therefor, to defend Landlord in such proceeding at its sole cost utilizing counsel satisfactory to Landlord in its reasonable discretion. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party be liable to the other for any consequential, indirect, special or punitive damages whatsoever, including, without limitation, loss of revenue or profits, arising out of or related to this Lease, except that this sentence (a) shall not limit the indemnification obligations of Tenant under this Lease with respect to third party claims, (b) shall not apply to claims for the breach by Tenant of Tenant’s obligations under Section 25, and (c) shall not limit Landlord’s right to recover from Tenant damages (including, but not limited to, consequential damages) pursuant to Section 22 below if Tenant holds over in the Premises following the Expiration Date. For absence of doubt, any rent credits or rental abatement that Landlord is required to grant any other tenants of the Property as a result of a matter for which Tenant indemnifies Landlord pursuant to this Section 11.4 shall not be deemed “consequential, indirect, special or punitive damages” for the purposes of this Section 11.4.

11.5 Landlord Indemnity. Subject to Section 11.3 above, Landlord shall indemnify, defend, protect and hold harmless Tenant and the Tenant Parties from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) and all losses and damages to the extent arising from: any Loss arising from the negligence or willful misconduct of Landlord or its agents, except to the extent resulting from the negligence or willful misconduct of Tenant or any of the Tenant Parties. The indemnity set forth in this Section 11.5 shall survive termination or expiration of this Lease. If any proceeding is filed for which indemnity is required hereunder, Landlord agrees, upon request therefor, to defend Landlord in such proceeding at its sole cost utilizing counsel satisfactory to Tenant in its reasonable discretion.

11.6 Notification of Incidents. Tenant shall notify Landlord within twenty-four (24) hours after Tenant obtains knowledge of the occurrence of any material accidents or incidents in the Premises, the Building, or Common Areas which could give rise to a material claim under any of the insurance policies required.

12. Subordination; Attornment; Notice to Landlord’s Mortgagee.

12.1 Subordination. This Lease shall be subject and subordinate to any deed of trust, mortgage, or other security instrument (each, as renewed, modified, and/or extended from time to time, a “Mortgage”), or any ground lease, master lease, or primary lease (each, as renewed, modified, and/or extended from time to time, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) Business Days after written request therefor such commercially reasonable documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit L) or, if Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease; provided that any such subordination shall contain a customary non-disturbance clause stating that, for so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant, Tenant’s occupancy shall not be disturbed.

Landlord hereby agrees that, following the full execution and unconditional delivery of this Lease by Landlord and Tenant, Landlord shall use commercially reasonable efforts to cause any Landlord’s Mortgagee with a lien on the Premises as of the Execution Date of this Lease to execute a subordination, non-disturbance and attornment agreement in favor of Tenant on such lender’s standard form (provided that failure to obtain any such agreement despite Landlord’s commercially reasonable efforts shall not be a default by Landlord). Any costs or fees incurred in connection with such request shall be paid for by Tenant.

12.2 Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

12.3 Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant in writing, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

12.4 Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee or any ground lessor shall succeed to the interest of Landlord under this Lease, neither Landlord’s Mortgagee or any ground lessor shall be: (i) liable for any act or omission of any prior lessor (including Landlord); (ii) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one (1) month in advance to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (iii) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee or ground lessor and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (iv) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s or ground lessor’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between

Landlord and Landlord’s Mortgagee; (v) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (vi) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee or any ground lessor, and (C) Tenant has provided written notice to Landlord’s Mortgagee and any ground lessor and provided Landlord’s Mortgagee and any ground lessor a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee and any ground lessor shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit E. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes will not unreasonably interfere with Tenant’s use of the Premises or materially diminish Tenant’s rights or increase Tenant’s obligations under the express terms of this Lease. In the event of any conflict between such rules and regulations (as may be revised) and the terms of this Lease, the terms of this Lease shall control. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14. Condemnation.

14.1 Total Taking. If the entire Premises is taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

14.2 Partial Taking – Tenant’s Rights. If any part of the Premises becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

14.3 Partial Taking – Landlord’s Rights. If any material portion, but less than all, of the Premises becomes subject to a Taking, or if Landlord is required to pay a material portion of any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14.2 above.

14.4 Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

14.5 Repair. If this Lease is not terminated, Landlord shall proceed with reasonable diligence to restore the remaining part of the Building substantially to its former condition to the extent feasible to constitute a complete and tenantable Premises. In no event shall Landlord be required to spend more than the condemnation proceeds received by Landlord for such repair.

14.6 Waiver. The rights contained in this Section 14 shall be Tenant’s sole and exclusive remedy in the event of a taking or condemnation. Landlord and Tenant each waives the provisions of Section 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.

15. Fire or Other Casualty. If a fire or other casualty at the Property occurs, Tenant shall promptly give notice thereof to Landlord. If there is damage to the Building or the Premises, Landlord shall promptly notify Tenant when the Building can, in the reasonable opinion of Landlord, be made tenantable with all damage repaired. In the event of any fire or casualty affecting the Property, the following provisions shall then apply:

15.1 Damage to Building (Repairable Within Twelve Months). If the damage is limited solely to the Building and the Building can, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within twelve (12) months from the date of damage or destruction, then Landlord shall diligently rebuild the Base Building and Tenant Improvements and Tenant shall be responsible for all other repairs and restoration to the extent of the insurance Tenant is required to carry thereon pursuant to the terms of this Lease.

15.2 Damage Outside of Building (Repairable Within Twelve Months). If portions of the Property outside the boundaries of the Building (e.g., the Parking Facilities) are damaged or destroyed (whether or not the Building is also damaged or destroyed) and the Property can, in the reasonable opinion of Landlord, both be made reasonably usable with all damage repaired within twelve (12) months from the date of damage or destruction, and provided that Landlord determines in its sole discretion that such reconstruction is economically feasible within such period if not fully covered by insurance, then Landlord shall be obligated to repair such damage to the Base Building and Tenant Improvements and Tenant shall be responsible for all other repairs and restoration.

15.3 Substantial Damage (Not Repairable Within Twelve Months). If neither Section 15.1 nor 15.2 above applies, Landlord shall notify Tenant within thirty (30) days after the date of such damage and destruction and either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of such notice; provided, however, that Landlord shall have the right to elect to reconstruct the Property and the Building if Landlord anticipates that such reconstruction can be completed within fifteen (15) months following the damage or destruction, in which event Landlord shall notify Tenant within said thirty (30) day period and Tenant shall thereupon have no right to terminate this Lease. Notwithstanding the foregoing, if Landlord elects to repair such damage or destruction, but does not receive a demolition permit for the removal of any remaining existing structure or a construction permit for the rebuilding of the foundation of the Building within fifteen (15) months after the date of the event of casualty (as such period may be extended by force majeure or delays caused by the acts or omissions of Tenant or any Tenant party) (the “Rebuilding Period”), Tenant shall have the right to terminate this Lease by delivering written notice to Landlord within ten (10) days following the end of such Rebuilding Period, in which case this Lease will terminate sixty (60) days after delivery of such notice, provided that Landlord commences rebuilding the affected area within such sixty (60) day period, Tenant’s notice shall be void ab initio and this Lease shall continue in full force and effect. If Landlord elects to reconstruct the Property and the Building pursuant to this Section 15.3, Landlord shall diligently rebuild the same to the extent of the Base Building and Tenant Improvements and Tenant shall be responsible for all other repairs and restoration to the extent of the insurance Tenant is required to carry thereon pursuant to the terms of this Lease.

15.4 Major Damage to Building or Property. Without limiting the provisions of this Section 15, Landlord may elect not to rebuild and/or restore the Building and/or Property in the event of any damage by fire or other casualty, and instead terminate this Lease by notifying Tenant in writing of such termination within thirty (30) days after the date Landlord is informed of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building or Property shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs to be made by Landlord cannot reasonably be completed within twelve (12) months after the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Property shall require that the insurance proceeds or any material portion thereof be used to retire the mortgage debt and, as a result, insufficient proceeds remain available to complete restoration; or (iii) the damage which is required to be repaired by Landlord is not fully covered, except for deductible amounts, by Landlord’s insurance policies and Landlord elects not to fund such shortfall; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within twelve (12) following the damage or destruction, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

15.5 Abatement. During any period when the Premises is made untenantable due to damage or destruction, Base Rent and Additional Rent shall abate proportionately until such time as the Premises are made tenantable, as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture.

15.6 Insurance Proceeds. The proceeds from any insurance paid by reason of damage to or destruction of the Property, the Building or any part of either, or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any Mortgagee. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 15, all proceeds of insurance required to be maintained by Landlord and proceeds from Tenant’s property insurance policy (to the extent covering the Tenant Improvements and Alterations) shall be paid to Landlord subject to the rights of any Mortgagee of Landlord’s interest in the Property or the beneficiary of any deed of trust that constitutes an encumbrance thereon and shall be applied toward the cost of restoring the Property in accordance with this Section 15 unless this Lease is terminated in accordance herewith; provided, however, that Tenant shall be paid all proceeds of insurance payable in connection with Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant. If Tenant has failed to maintain any policy of insurance required under this Lease, then Tenant shall pay to Landlord on demand an amount equal to proceeds which Landlord reasonably concludes would have been available for the repair and reconstruction from such policies and Tenant maintained all of the required policies of insurance.

15.7 Damage During Final Year of Term. If the Building or any portion of the Property necessary for Tenant’s use of the Premises is materially damaged during the last twelve (12) months of the Term, and the repairs cannot, in the reasonable opinion of Landlord, be completed within sixty (60) days following the damage or destruction, either party may terminate this Lease by giving written notice thereof to the other party within thirty (30) days after the date of the casualty, in which case this Lease shall terminate as of the date of the casualty.

15.8 Waiver. The rights contained in this Section 15 shall be Tenant’s sole and exclusive remedy in the event of a fire or other casualty. Tenant hereby waives the provisions of Sections 1932(2) and 1933(4) of the California Civil Code and the provisions of any successor or other law of like import.

16. Other Taxes Payable by Tenant. In addition to payment of Taxes, Tenant shall pay before delinquency any and all taxes levied or assessed and which become payable by Tenant (or directly or indirectly by Landlord) during the Term, whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (a) the gross or net rental income of Landlord under this Lease, including, without limitation, any gross receipts tax levied by any taxing authority or adopted by any voter initiative or ballot measure, or any other gross income tax or excise tax levied by any taxing authority or adopted by any voter initiative or ballot measure with respect to the receipt of the rental payable hereunder; (b) the value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises; (c) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (d) the value of any leasehold improvements, alterations or additions made in or to the Premises, regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; and (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; provided in no event shall Tenant be responsible for payment of any Non-Eligible Taxes (as defined on Exhibit C).

If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder.

17. Defaults. Each of the following occurrences shall be a “Default”:

17.1 Payment Default. Tenant’s failure to pay Rent when due, and such failure continues for more than five (5) calendar days after written notice thereof to Tenant;

17.2 Abandonment. Tenant abandons the Premises or any substantial portion thereof, or fails to continuously operate its business in the Premises, abandonment being defined as Tenant’s vacation of the Premises for a period of fourteen (14) or more consecutive business days and failure to satisfy one (1) or more obligations under this Lease; provided, however, Tenant may vacate the Premises so long as Tenant continues to pay Rent when due and payable under this Lease and maintains the Premises in good condition and repair in accordance with the terms under this Lease;

17.3 Estoppel/Financial Statement/Commencement Date Letter. Tenant fails to provide: (i) any estoppel certificate after Landlord’s written request therefor pursuant to Section 26.5; (ii) any documentation requested by Landlord or Landlord’s Mortgagee pursuant to Section 12.1, (iii) any financial statement after Landlord’s written request therefor pursuant to Section 26.17; or (iv) the Confirmation of Commencement Date in the form of Exhibit F as required by Section 3, and such failure shall continue for five (5) Business Days after Landlord’s second (2nd) written notice thereof to Tenant;

17.4 Insurance. Tenant fails to procure or maintain the insurance policies and coverages as required under Section 11.1, or fails to deliver to Landlord evidence of such policies and coverages when required by Section 11.1 and such failure continues for fifteen (15) days after Landlord’s written notice thereof to Tenant;

17.5 Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Property for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8.3;

17.6 Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of thirty (30) calendar days or more after Landlord has delivered to Tenant written notice thereof, which notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure, provided if such default cannot reasonably be cured within such thirty (30) day period, then Tenant shall not be in default hereunder if Tenant commences to cure the default within such thirty (30) day period and thereafter diligently pursues such cure to completion within one hundred twenty (120) days after the date of Landlord’s written notice thereof; and

17.7 Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.7, any guarantor of Tenant’s obligations hereunder): (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (iv) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be a Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) calendar days after the filing thereof.

18. Remedies. Upon any Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

18.1 Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall surrender the Premises to Landlord. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

18.1.1 The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

18.1.2 The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss Tenant proves reasonably could have been avoided; plus

18.1.3 The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves reasonably could be avoided; plus

18.1.4 Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including all amounts due under Section 19.1; plus

18.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Default Rate. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

Forbearance by Landlord to enforce one or more of the remedies herein provided upon a Default shall not be deemed or construed to constitute a waiver of such Default. Tenant hereby waives for Tenant and for all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

18.2 Continue Lease in Effect. In addition to all other rights and remedies provided Landlord in this Lease and by Law, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rents as they become due if Tenant has the right to sublet or assign this Lease, subject to reasonable limitations);

18.3 Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

18.4 Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 18.1, unpaid Rent shall consist of the sum of:

(1) the total Base Rent for the balance of the Term, plus

(2) a computation of Tenant’s Share of the Operating Expenses, Taxes and Insurance Expenses for the balance of the Term, the assumed Operating Expenses, Taxes and Insurance Expenses for the calendar year of the Default and each future calendar year in the Term to be equal to the Tenant’s Share of Operating Expenses, Taxes and Insurance Expenses for the calendar year prior to the year in which the Default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index- all items for the San Francisco-Oakland-San Jose Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar.

18.5 Attorneys’ Fees. If either Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all actual attorneys’ fees and court costs reasonably incurred. “Prevailing party” within the meaning of this Section 18 shall include a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default.

19. Payment by Tenant; Non-Waiver; Cumulative Remedies.

19.1 Payment by Tenant. Upon any Default, Tenant shall pay to Landlord all actual reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (i) obtaining possession of the Premises; (ii) removing and storing Tenant’s or any other occupant’s property; (iii) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant; (iv) if Tenant is dispossessed of the Premises, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting); (v) performing Tenant’s obligations which Tenant failed to perform; and (vi) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Default. To the full extent permitted by Law, Landlord and Tenant agree the federal and state courts of the State shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

19.2 No Waiver. Landlord’s acceptance of Rent following a Default shall not waive Landlord’s rights regarding such Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

19.3 Cumulative Remedies. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

19.4 No Designation. To the extent allowed by Law, if Tenant is in arrears in payment of Rent, Tenant waives its right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of any designation or request by Tenant as to the items to which any such payments shall be credited.

19.5 No Counterclaims. To the extent allowed by Law, Tenant shall not interpose any counterclaim (other than a compulsory counterclaim) in any summary proceeding commenced by Landlord to recover possession of the Premises and shall not seek to consolidate such proceeding with any action which may have been or will be brought by Tenant or any other person or entity.

19.6 Statutory Waivers. Tenant hereby waives the benefits of: (i) Sections 1932 and 1933(4) of the California Civil Code (pertaining to the termination of a hiring); (ii) Sections 1941 and 1942 of the California Civil Code (pertaining to the obligations of a landlord to maintain premises and the rights of a tenant to make certain repairs or terminate a lease); (iii) Section 1945 of the California Civil Code (pertaining to renewal of a lease by acceptance of rent); (iv) Section 1950.7 of the California Civil Code (pertaining to security for the performance of a rental agreement); (v) Section 1995.310 of the California Civil Code (pertaining to remedies for withholding of consent to transfer of a leasehold); (vi) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and, (vii) Section 1265.130 of the California Code of Civil Procedure (pertaining to the termination of a lease upon condemnation).

20. Landlord Default, Tenant Self-Help Right. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for thirty (30) days after Tenant delivers to Landlord written notice specifying such failure in reasonable detail; provided, however, that if such failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default hereunder if Landlord promptly commences to cure such failure and thereafter diligently pursues the curing thereof to completion. If Landlord is in default beyond any applicable notice and cure period for failing to timely perform its obligations under this Lease, including but not limited to Landlord’s obligations under Section 8.2.1 and which default materially and adversely affects Tenant’s ability to conduct business in the Premises, Tenant shall have the right (but not the obligation), in addition to any and all other rights and remedies available to Tenant at law or in equity, to cure such default on behalf of Landlord, upon ten (10) days’ prior written notice to Landlord (except in the case of an emergency, in which event only such prior notice as is reasonable under the circumstances shall be required). Notwithstanding the foregoing, if Landlord’s failure to perform any of its obligations under this Lease creates an imminent danger of physical injuries to persons or substantial damage to property that would materially and adversely affect Tenant’s ability to conduct business in the Premises, then if Landlord does not diligently and in good faith commence to cure such default within one (1) Business Day of receipt of written notice thereof from Tenant and diligently complete such cure as soon as reasonably possible, but in no event later than ten (10) Business Days after Landlord’s receipt of Tenant’s written notice thereof, Tenant shall be entitled to exercise such self-help rights immediately without providing advance notice to Landlord, and in such event Tenant will be entitled to reimbursement for its costs incurred in exercising such self-help rights but may not offset such costs against Rent due hereunder. On or before thirty (30) days after receiving an invoice therefor, Landlord shall reimburse Tenant for all reasonable out-of-pocket costs and expenses incurred by Tenant in effecting a cure pursuant to clause (x) above; provided however, that Landlord shall have the right, within thirty (30) days following Tenant’s written request for reimbursement of the costs of the repairs, to notify Tenant of whether Landlord reasonably and in good faith disputes (1) that Tenant did not perform the repairs in the manner permitted by this Lease, (2) that the amount Tenant requests be reimbursed from Landlord for performance of the repairs is incorrect or excessive, or (3) that Landlord was not obligated under the terms and conditions of this Lease to make all or a portion of the repairs (“Landlord’s Set-Off Notice”). If Landlord fails within such thirty (30) day period to either (A) fully reimburse Tenant for the requested amounts or (B) provide Tenant with a Landlord’s Set-Off Notice, then Tenant may offset such amount (or the portion of such amount not objected to by Landlord) due to Tenant against the Base Rent next due and payable under this Lease. If Landlord delivers a Landlord’s Set-Off Notice to Tenant, then Tenant shall not be entitled to such deduction from Rent (provided, if Landlord contends the amount spent by Tenant in making such repairs is excessive and does not otherwise object to Tenant’s actions pursuant to this Section 20, then Landlord shall pay the amount it contends would not have been excessive) and Tenant may proceed to claim a default by Landlord under this Lease for any amount not paid by Landlord. Any final award in favor of Tenant for any default, which is not subject to appeal, from a court or arbitrator in favor of Tenant, which is not paid by Landlord within the time period directed by such award (together with interest at the Default Rate from the date Landlord was required to pay such amount until such offset occurs), may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure; provided, however, that if the total amount of such judgment is greater than the then-remaining Base Rent due under the Lease following a foreclosure or a deed-in-lieu of foreclosure, then Tenant may apply such excess amount against the full Base Rent due and payable in the final month(s) of the Term and against fifty percent (50%) of the Base Rent any other remaining month(s) of the Term until such judgment is fully satisfied (i.e., for example only, if the judgment amount is One Hundred Thousand and 00/100 Dollars ($100,000.00), Base Rent is Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per month and there are six (6) months remaining in the Lease Term, then the offset amounts would be Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per month in the last two (2) months of the Term and Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) per month in the other four (4) remaining months). Notwithstanding anything in this Section 20 to the contrary, the foregoing self-help right (i) shall not apply in the event of any casualty at the Property, it being acknowledged and agreed that Section 15 shall govern with respect to any such casualty event, (ii) shall not apply in the event of any condemnation, it being acknowledged and agreed that Section 14 shall govern with respect to any such condemnation, and (iii) shall not permit Tenant to access any other tenant’s or occupant’s space at the Property which is not Common Area.

21. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Building and all improvements located therein in good repair and condition and in keeping with the then-current standards (but subject to the use of the Building and Tenant Improvements), free of Hazardous Materials introduced by or through Tenant during the Term, broom-clean, reasonable wear and tear consistent with the Maintenance Standard (and condemnation and casualty damage, as to which Section 14 and Section 15 shall control) excepted. Tenant shall remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant will remove all Cable (unless and to the extent Landlord, at Landlord’s sole election, expressly waives Tenant’s obligation to remove Cable) and, at Landlord’s option, Tenant shall also remove such Alterations whose removal is required pursuant to the terms of this Lease, trade fixtures, personal property, equipment, wiring, conduits, and furniture as Landlord may reasonably request. Tenant shall at all times be the owner of Tenant’s personal property and trade fixtures and may remove the same at any time during the Term. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s cost in accordance with California Civil Code Section 1980 et. seq. The provisions of this Section 21 shall survive the expiration or earlier termination of the Lease. Upon any termination or expiration of this Lease all of Tenant’s right, title and interest in any Tenant Improvements or Alterations to the Premises shall cease and terminate and title thereto shall immediately vest in Landlord. No further deed or other instrument shall be necessary to confirm the vesting or such interest in Landlord, but, upon request therefor by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a quitclaim deed confirming that Tenant’s rights in such Tenant Improvements and Alterations has terminated and that such interest and title resides in Landlord.

21.1 Decommissioning; Surrender Plan.

21.1.1 Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, PH neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (as defined in Section 21.1.2 below) to be issued.

21.1.2 At least sixty (60) days prior to the expiration of the Term (or, if applicable, within five (5) Business Days after any earlier termination of this Lease), Tenant shall deliver to Landlord a narrative description prepared by a competent and experienced third-party environmental engineer or engineering firm reasonably satisfactory to Landlord of the actions proposed (or required by any applicable Laws) to be taken by Tenant in order to render the Premises (including floors, walls, ceilings, counters, equipment, piping, supply lines, waste lines and plumbing in or serving the Premises and all exhaust or other ductwork in or serving the Premises) free of Hazardous Materials and otherwise released for unrestricted legal use and occupancy (the “Surrender Plan”). The Surrender Plan shall be prepared so that, following its implementation, all exhaust and other duct work in the Premises may be reused by a subsequent tenant or disposed of in conformance with all applicable Environmental Laws (as defined in Section 25.1.4 below) without incurring special costs on account of any Tenant’s Hazardous Materials (as defined in Section 25.1.1 below) or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Tenant’s Hazardous Materials or needing to give notice in connection with such Tenant’s Hazardous Materials. The Surrender Plan (i) shall be accompanied by a current list of all local, state and federal licenses, registrations, permits and approvals held by or on behalf of any Tenant Party with respect to Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request.

21.1.3 On or before the expiration of the Term, Tenant shall perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from an officer of Tenant that the approved Surrender Plan has been completed (the “Decommissioning Closure Report”). Landlord shall have the right to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. If such consultant discovers Hazardous Materials that had been introduced by Tenant or any Tenant Party, then Tenant shall reimburse Landlord the cost of such inspection. Landlord shall have the unrestricted right to deliver the Surrender Plan, the Decommissioning Closure Report and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Decommissioning Closure Report.

21.1.4 If Tenant shall fail to prepare a Surrender Plan or submit a Decommissioning Closure Report based on the Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, (A) Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and other areas serving the same are surrendered in the condition required hereunder (“Landlord’s Actions”), the cost of which actions shall be reimbursed by Tenant as additional rent upon demand; (B) if the Term shall have ended, or the Lease shall have been terminated, and Tenant remains in possession of the Premises, nothing herein shall limit Landlord from utilizing all appropriate remedies to regain possession of the Premises including pursuit of a Summary Process action; and (C) regardless of whether Tenant remains in the Premises after the Term (or the earlier termination of the Lease) or has vacated the Premises by the end of the Term (or the earlier termination of the Lease), unless and until any actions legally required to allow the Premises to be available for unrestricted use and occupancy have been completed, Tenant shall pay to Landlord holdover rent, with respect to the period from the last day of the Term (or earlier termination of the Lease) until the earlier of (i) any actions legally required to allow the Premises to be available for unrestricted use and occupancy have been completed, and (ii) the date on which Tenant delivers the Decommissioning Closure Report (in the form required hereunder) to Landlord, in the amount set forth in this Section 21. If Tenant has vacated the Premises before delivering the Decommissioning Closure Report, then unless and until Landlord elects to take Landlord’s Actions, Landlord will work with Tenant to provide Tenant with reasonable access to the Premises to effectuate the Surrender Plan and Tenant shall be deemed to be a holdover tenant subject to the provisions of Section 22 below until the date on which Tenant delivers the Decommissioning Closure Report (in the form required hereunder) to Landlord. Tenant’s obligations under this Section 21.1 shall survive the expiration or earlier termination of this Lease.

21.2 Condition of the Building and Premises Upon Surrender. In addition to the above requirements of this Section 21, upon the expiration of the Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises and Building with Tenant having complied with all of

Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease. In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 21.2, because Tenant failed to comply with its obligations set forth in Lease, then Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall reimburse Landlord within ten (10) Business Days for all such costs upon written notice.

22. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over: (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to (i) one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Term for the first thirty (30) days, and (ii) one hundred fifty percent (150%) of the Base Rent payable during the last month of the Term thereafter; and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

23. Certain Rights Reserved by Landlord. Without limiting the rights of Landlord in Section 7.11 above (and in furtherance thereof), Landlord shall have the following rights:

23.1 Building Operations. To make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Property, or any part thereof; to enter upon the Building (after giving Tenant reasonable advanced notice, which may be by email, and reasonably cooperating with Tenant on scheduling such entry, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building.

23.2 Access Control. To take such reasonable access control measures as Landlord deems advisable (provided, however, that any such access control measures are for Landlord’s own protection, and Tenant acknowledges that Landlord is not a guarantor of the security or safety of any Tenant Party and that all such security matters are the responsibility of Tenant); including evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; provided that, for so long as Tenant leases the entire Building, Landlord shall not modify Tenant’s security system nor install additional security equipment without Tenant’s prior written consent;

23.3 Repairs and Maintenance. To enter the Premises at all reasonable hours (after giving Tenant reasonable advanced notice, which may be by email, and reasonably cooperating with Tenant on scheduling such entry, except in cases of real or apparent emergency, in which case no notice shall be required) to perform Landlord’s repair and maintenance obligations and rights under this Lease;

23.4 Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours (after giving Tenant reasonable advanced notice, which may be by email, and reasonably cooperating with Tenant on scheduling such entry) except in cases of real or apparent emergency, (in which case no notice shall be required) to show the Premises to prospective purchasers or lenders upon prior written notice to Tenant; and

23.5 Prospective Tenants. At any time during the last eighteen (18) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of a Default, to enter the Premises at all reasonable hours (after giving Tenant reasonable advanced notice, which may be by email, and reasonably cooperating with Tenant on scheduling such entry, except in cases of real or apparent emergency, in which case no notice shall be required) to show the Premises to prospective tenants upon prior written notice to Tenant.

23.6 Premises Access. Tenant shall provide Landlord and its personnel with the necessary means (i.e., key cards, etc.) to access the Building and Parking Facilities on an unrestricted basis, subject to this Section 23. Landlord and shall have the right to use any and all means to open the doors to the Premises in a bona fide emergency in order to obtain entry thereto without liability to Tenant therefor. Any entry to the Premises by Landlord or by any of the foregoing means, or otherwise, shall not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or an eviction, partial eviction or constructive eviction of Tenant from the Premises or any portion thereof, and shall not relieve Tenant of its obligations hereunder. Notwithstanding anything to the contrary, Landlord shall (a) use commercially reasonable efforts to minimize any disruption to Tenant’s business operations in, and access to, the Premises when exercising its rights under this Section 23 or under Section 7.9 above, (b) give Tenant at least three (3) Business Days’ notice of any entry into laboratory or research and development areas of the Premises (except in cases of real or apparent emergency, in which case no notice shall be required) and reasonably cooperate with Tenant in scheduling such entry, which must be during business hours (except in cases of real or apparent emergency), and (c) comply with Tenant’s reasonable safety and security rules of which Landlord has received advanced written notice. Tenant shall have the right to escort anyone entering into the Building (provided Tenant reasonably makes such escort available).

24. Notice of Purchase Opportunity . During such time as Tenant is the sole tenant and occupant of the Premises, if Landlord receives an offer from a third party (the “Prospective Purchaser”) to purchase the Premises, and if Landlord is prepared to accept (and is ready, willing and able to accept) such purchase offer, Landlord shall give written notice to Tenant stating that Landlord is prepared to accept such offer. Landlord shall not enter into a binding agreement to sell such real property to the Prospective Purchaser for a period of seven (7) Business Days after delivering to Tenant such notice. Tenant acknowledges and agrees that: (i) Landlord’s obligations pursuant to this Section 20 are limited merely to giving Tenant the written notice, waiting the seven (7) Business Days described herein, and that Landlord shall have no other obligations whatsoever to Tenant hereunder, including but not limited to any obligation to negotiate with or agree to terms with Tenant for the purchase and sale of the relevant property, Tenant acknowledging and agreeing that Landlord shall be free to sell the property to any party (or not sell the property at all) and on any terms as Landlord shall determine, in Landlord’s sole and absolute discretion, and (ii) the terms of this Section 24 shall not apply to: (a) any judicial or non-judicial foreclosure action by any lender with a lien on the Premises, (b) a transfer of the Premises to an affiliate of Landlord, (c) a bulk transfer by Landlord of substantially all of Landlord’s assets (unless the Property is Landlord’s sole asset), or (d) any successor to Landlord who is not an affiliate thereof, it being agreed that the obligations of Landlord pursuant to this Section 24 are personal to the original Landlord and its affiliates and not any third-party successors thereto. Tenant acknowledges that if the Premises is being sold with other properties in addition to the Premises that the terms of this Section 24 shall apply to the Premises and all such additional property, combined. Tenant hereby agrees to sign an affidavit, estoppel certificate or other agreement (in form and substance reasonably acceptable to Tenant) reasonably requested by any title company issuing a title report in connection with any such sale of the property reaffirming the fulfillment by Landlord of Landlord’s obligations pursuant to this Section 24 (if factually accurate) and that Tenant has no further rights pursuant to this Section 24.

25. Hazardous Materials.

25.1 Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed and delivered to Landlord Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit J. Tenant agrees that except for those chemicals or materials, and their respective quantities, which are used by Tenant in the ordinary course of Tenant’s business and are specifically listed on the Environmental Questionnaire (“Tenant’s Hazardous Materials”), and except for de minimis quantities of standard office and cleaning supplies stored in compliance with Environmental Laws and in proper containers, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, “Tenant’s Agents”) will produce, bring upon, use, store, treat or generate any Hazardous Materials on, in, under, at or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or Released on, in, under, at or about the Premises. Tenant’s Hazardous Materials shall be brought to, kept at or used in so-called ‘control areas’ (the number and size of which shall be reasonably determined by Landlord) and in accordance with all applicable Environmental Laws and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Notwithstanding anything to the contrary, in no event shall Tenant generate, produce, bring upon, use, store, generate or treat any infectious biological micro-organisms or any other Hazardous Materials in the Premises with a risk category above the level of Biosafety Level 2 as established and described by the Department of Health and Human Services Publication Biosafety in Microbiological and Biomedical Laboratories (Sixth Edition) (as it may be further revised, the “BMBL”) or such nationally recognized new or replacement standards as may be reasonably selected by Landlord; and provided further that to the extent any Applicable Law sets a maximum quantity of any Hazardous Materials which may be stored, used or brought into the Building without additional licensing, permitting or authorizations therefor, Tenant shall not be permitted to use, store or bring into the Building more than Tenant’s Share of such Hazardous Materials. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is incorrect, incomplete, or misleading in any material respect, the same shall be deemed a Default by Tenant under this Lease (unless resulting from Tenant’s scrivener’s error or an estimate of a quantity or measurement therein made by Tenant in good faith). Tenant shall deliver to Landlord an updated Environmental Questionnaire within thirty (30) days of Landlord’s request, provided that Landlord shall not request an updated Environmental Questionnaire more than once in any calendar year, unless in connection with a potential sale or refinancing of the Premises or if Landlord has reasonable grounds to believe that Hazardous Materials exist at the Premises in violation of the terms of this Lease or which may adversely affect the health or safety of the occupants of the Project. Landlord’s written consent shall be required with respect to any Hazardous Material to be added to Tenant’s Hazardous Materials and/or material increases in the quantity of any Tenant’s Hazardous Materials, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall not install or permit any underground storage tank on the Premises or elsewhere at the Project. In all events, Tenant shall comply with all applicable provisions of the BMBL. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. Tenant shall provide such further information concerning any Tenant’s Hazardous Materials and/or their use, storage and/or disposal within thirty (30) days of Landlord’s reasonable request concerning the same. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 25 at Landlord’s sole cost and expense, unless such inspection shows that Tenant is not in compliance with this Section 25, in which case such inspections shall be at Tenant’s expense. With respect to any Tenant’s Hazardous Material brought or permitted to be brought or kept in or on the Premises or elsewhere in the Building or the Project in accordance with the foregoing, Tenant shall (i) not permit any such Hazardous Material to escape, be released or be disposed in or about the Premises, the Building or the Project and (ii) within ten (10) Business Days of Landlord’s reasonable request, which request shall not be made more frequently than one time per calendar year unless otherwise required by a governmental authority or Landlord reasonably suspects that a release of a Hazardous Material has occurred upon the Premises, provide evidence reasonably satisfactory to Landlord of Tenant’s compliance with all applicable Environmental Laws including copies of all licenses, permits and registrations that Tenant has been required to obtain prior to handling any Hazardous Material at the Premises and that have not been previously provided to Landlord. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws, prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Project until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

25.1.1 For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. The term “Hazardous Materials” for purposes of this Lease shall also include (a) live organisms, viruses and any so-called “biohazard” materials, and any materials on the right to know list of the Occupational Safety and Health Administration, and (b) any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

25.1.2 Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) business days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, at, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims” Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any Environmental Laws. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.

25.1.3 For purposes of this Lease, “Environmental Laws” means all applicable present and future laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction relating to the protection of human health, safety, wildlife or the environment, including (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air (including outdoor air and indoor air), surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public, including those relating to lead paint, radon gas, asbestos, and the storage and disposal of oil and biological, chemical, laboratory, medical, radioactive and hazardous wastes, substances and materials. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such applicable Laws, are in effect as of the Commencement Date, or thereafter adopted, published, or promulgated.

25.1.4 Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease and/or if any Hazardous Material is in, on, under, at or about the Building or the Project, in each case as a result of the acts or omissions of Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) and results in any contamination of any part of the Project or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any Clean-up pursuant to any Environmental Law, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 25, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Project is remediated to the condition existing prior to such Release.

25.1.5 Indemnification.

(a) In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including reasonable attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including consequential damages owed to third parties and sums paid in settlement of claims, that arise during or after the Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to (a) the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, exacerbation or Release of Hazardous Materials in, on, under, at or about the Premises by Tenant or Tenant’s Agents, and/or (b) a breach by Tenant of its obligations under this Section 25. This indemnification of the Landlord Parties includes reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water at, on or under, or any indoor air in, the Building or the Project based upon the circumstances identified in the first sentence of this Section 25.1.5.

(b) Limitations. Notwithstanding anything to the contrary in this Lease, Tenant shall have no responsibility, liability or indemnification obligations with respect to Hazardous Materials (a) which were in existence in, on, or around the Premises or Project as of the Delivery Date, (b) were not first introduced to the Premises or Project by Tenant or any Tenant Party, or (c) migrate to the Premises or Project from adjacent sites or due to the acts of Landlord or other tenants of the Project (“Existing Hazardous Materials”).

(c) Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws, any rules, requirements and safety procedures of governmental authorities and any insurer of the Building or the Project or any portion thereof with respect to Tenant’s use, storage and disposal of any Hazardous Materials. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon request of Landlord (not more than once per year), Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s satisfaction compliance with all Environmental Laws and the terms of this Lease.

25.1.6 Assurance of Performance.

(a) Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord (an “Environmental Assessment”) to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.

(b) Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has materially failed to comply with the provisions of this Section 25, or if any Mortgagee or governmental authority requires any Environmental Assessment as a result of the acts or omissions of Tenant or any of Tenant’s Agents, or if the Environmental Assessment was conducted after the occurrence of a Default, then all of the costs and expenses of such

Environmental Assessment shall be reimbursed by Tenant as Additional Rent within ten (10) Business Days after receipt of written demand therefor. If any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 25, all costs incurred by Landlord in connection with Landlord’s monitoring of Tenant’s compliance with Section 25, including Landlord’s reasonable attorneys’ fees and costs, shall be additional rent and shall be due and payable to Landlord within ten (10) Business Days after demand therefor.

(c) Information. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best actual knowledge and belief concerning the presence of Hazardous Materials at, in or, on or under the Premises, the Building or the Project. From time to time during the Term, Tenant shall provide Landlord with such evidence of Tenant’s compliance with the terms of this Section 25 as Landlord may reasonably request, which request shall not be made more frequently than one time per calendar year unless otherwise required by a Mortgagee or a governmental authority or Landlord reasonably suspects that a Release of a Hazardous Material has occurred at or upon the Premises.

(d) Disclosures. Prior to bringing any Hazardous Material into any part of the Project other than the Hazardous Materials listed in the Environmental Questionnaire and standard office, cleaning and maintenance supplies used in ordinary amounts and stored in proper containers in compliance with all Environmental Laws, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; and (c) other information reasonably requested by Landlord.

25.1.7 Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 21.1; (ii) cause all Tenant’s Hazardous Materials to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for any purpose allowed by the certificate of occupancy for the Building; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

25.1.8 Clean-up.

(a) Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 25, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall promptly prepare and submit to Landlord within sixty (60) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Project or the market value or utility thereof for the Permitted Uses, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws), specifying the actions to be taken by Tenant to perform the Clean-up so that the Project is restored to its condition as of the Execution Date. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, promptly implement such plan with a consultant reasonably acceptable to Landlord (“Tenant’s Consultant”) and proceed to Clean-Up

Hazardous Materials in accordance with all applicable Laws and as required by such plan and this Lease. If, within sixty (60) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such sixty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the actual reasonable costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) business days after receipt of written demand therefor. Upon completion of such Clean-up, Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”).

(b) No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

(c) Permit Close Out. Upon the expiration or earlier termination of this Lease, Tenant shall be obligated to close all permits relating to the Premises obtained in connection with Hazardous Materials in accordance with applicable Laws.

(d) Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not deliver to Landlord the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Section 22) until Tenant has fully complied with its obligations under this Section 25.

25.1.9 Confidentiality. Unless compelled to do so by Applicable Law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and/or reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by Applicable Law, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers, investors or lenders, subject to any such parties’ prior written agreement to be bound by the terms of this Section 25. Unless compelled to do so by Applicable Law, Landlord agrees that Landlord shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and/or reports received from Tenant in connection with this Section 25 (other than to Landlord’s current and prospective lenders and investors, consultants, attorneys, property managers and employees that have a need to know such information).

25.1.10 Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all third-party environmental assessments, audits, studies and reports regarding Tenant’s use of Hazardous Materials at the Premises, or ground water beneath the Project, or the environmental condition or Clean-up thereof. For the avoidance of doubt, Tenant shall have no obligation to give Landlord copies of proprietary materials, internal reports and studies, attorney-client privileged materials, or materials containing Tenant’s trade secrets.

25.1.11 Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable Laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

25.1.12 Landlord’s Representation and Warranty Regarding Hazardous Materials. Landlord represents and warrants to Tenant that, to the current actual knowledge of Landlord, no Hazardous Materials exist at the Premises in violation of applicable Environmental Laws as of the Execution Date of this Lease, except as are disclosed in any environmental reports or other written information delivered by Landlord to Tenant before the Execution Date of this Lease.

25.1.13 Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 25 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 25 have been completely performed and satisfied.

25.2 Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of Environmental Laws and any applicable governmental authority (collectively, the “Authority”). Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (i) the Authority and any other applicable governmental authority with respect to such chemical safety program, and (ii) this Section 25.

25.3 Biohazard and Hazardous Waste Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services used by Tenant at the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord. In addition, if any applicable Laws or the trash removal company requires that any substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site.

25.4 No Vivarium . Notwithstanding any other provision of this Lease, Tenant shall not use the Premises, or any part thereof, or suffer or permit the use of the Premises or any part thereof by any of the Tenant Parties, as a vivarium.

26. Miscellaneous.

26.1 Landlord Transfer. Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing including all obligations set forth in those certain Right of First Offer and/or Right of First Offer and Right of First Refusal Agreements of even date herewith between various affiliates of Landlord and Tenant, subject to the terms of those agreements.

26.2 Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building or the Property shall be limited to Tenant’s actual direct, but not consequential (or other speculative), damages therefor and shall be recoverable only from the interest of Landlord in the Building in question, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

26.3 Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

26.4 Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than as set forth in the Basic Lease Information. Tenant shall indemnify, defend and hold Landlord harmless from and against any costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent other than Tenant’s Broker claiming the same by, through, or under Tenant. Landlord shall pay Tenant’s Broker a commission in connection with this Lease pursuant to the terms of a separate agreement between Landlord and Tenant’s Broker. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

26.5 Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) Business Days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Building, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit G.

26.6 Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be: (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information; (ii) hand delivered to the intended addressee; or (iii) sent by a nationally recognized overnight courier service. All notices shall be effective upon the earlier to occur of actual receipt (unless the date of receipt is a weekend or holiday, in which event such notice will be deemed given on the next-succeeding Business Day), one (1) Business Day following deposit with a nationally recognized overnight courier service, or three (3) Business Days following deposit in the United States mail. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises. Notwithstanding anything to the contrary contained herein, either party may deliver a copy of any notice required or permitted under this Lease by electronic mail (email) to the email address designated by the receiving party; provided, however, that such email delivery shall be deemed a courtesy copy only and shall not constitute effective delivery of notice unless the applicable notice is also delivered in accordance with the notice requirements expressly set forth in this Lease. Failure of a party to deliver or receive such courtesy email copy shall not affect the validity or effectiveness of any notice properly delivered in accordance with the terms of this Lease.

26.7 Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

26.8 Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord and Tenant, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of one party to insist upon the performance by the other party in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

26.9 Quiet Enjoyment. Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

26.10 No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

26.11 No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

26.12 Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

26.13 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THE PREMISES (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LANDLORD TO ENTER INTO AND ACCEPT THIS LEASE. Landlord and Tenant agree and intend that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2). Each party hereby authorizes and empowers the other to file this Section 26.13 and this Lease with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

26.14 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state of California (the “State”).

26.15 Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power of attorney is coupled with an interest and is non-revocable during the Term.

26.16 Joint and Several Liability. If Tenant is comprised of more than one (1) party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

26.17 Financial Reports. Within ten (10) Business Days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Such reports may be provided by electronic link to Tenant’s filings on the SEC’s EDGAR system or Tenant’s investor relations website. Tenant shall have no obligation to provide any non-public, proprietary or internally prepared financial information, or to discuss its financial statements with Landlord. Landlord will not disclose any aspect of Tenant’s financial statements that is not publicly available except: (i) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building; (ii) to Landlord’s advisors and consultants; (iii) in litigation between Landlord and Tenant; and (iv) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26.17 more than once in any twelve (12) month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or a Default occurs.

26.18 Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

26.19 Telecommunications.

26.19.1 Landlord agrees to permit Tenant to utilize sufficient and suitable space on the roof of the Building (which space shall be exclusive to Tenant at any time that Tenant is the sole tenant of the Building) (“Roof Space”) throughout the Term and any extensions thereof for the purpose of installing, using and maintaining on the Roof Space at Tenant’s sole cost and expense, certain telecommunications and/or mechanical equipment (“Equipment”) subject to Landlord’s reasonable approval. Any Equipment shall not unreasonably interfere with any equipment installed by any other tenants of the Project. Landlord also agrees that Tenant may run cables (“Cables”) between the Roof Space and the Premises. So long as the Equipment and Cables are used for the sole benefit of Tenant in its operations at the Premises and no third-party revenue is derived for such Equipment and Cables, there shall be no additional monthly rental fees charged to Tenant for its use of the Roof Space.

26.19.2 The Equipment and Cables shall remain the property of the Tenant or Tenant’s contractors at all times. Tenant shall, at its sole cost and expense, remove such Equipment and Cables upon the expiration or earlier termination of the Lease and, to the extent reasonably possible, Tenant shall restore the Roof Space to its condition immediately preceding installation of the Equipment, excepting ordinary wear and tear.

26.19.3 Landlord shall allow Tenant reasonable access to the Roof Space and other areas of the Building so as to facilitate the installation, use and maintenance of the Equipment and Cables, and the removal of the Equipment pursuant to the terms of this Section 26.19.

26.19.4 If Tenant’s installation, use or maintenance of the Equipment and Cables shall damage the roof or any other portion of the Building, then Tenant shall promptly notify Landlord in writing of the damage to the roof membrane or structural portions of the roof (“Roof Damage Notice”). Promptly upon receipt of Roof Damage Notice (or Landlord’s other discovery of such damage), Landlord shall make repairs to the roof membrane or structural portions of the roof at Tenant’s sole cost and expense (and not as part of Operating Expenses).

26.20 Representations and Warranties.

26.20.1 Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

26.20.2 Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (A) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (D) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (E) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, https://www.treasury.gov/ofac/downloads/sdnlist.pdf, or at any replacement website or other replacement official publication of such list; and (F) a person or entity who is affiliated with a person or entity listed in items (A) through (E), above.

26.20.3 At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) Business Days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 26.20, provided, however, that Tenant shall not be required to provide such information with respect to its public shareholders.

26.21 Confidentiality. Landlord and Tenant each acknowledges that the terms and conditions of this Lease are to remain confidential and may not be disclosed by either party hereto to anyone, by any manner or means, directly or indirectly, except (a) to such party’s legal, accounting and other professional advisors on a need to know basis, (b) to such party’s current investors, or prospective investors in connection with a Permitted Transfer, (c) in connection with an assignment of this Lease or a sublease of the Premises permitted hereunder, or (d) as required by law or in legal proceedings between Landlord and Tenant, without the prior written consent of the other party hereto. The consent by one of the parties to this Lease to any disclosures by the other party shall not be deemed to be a waiver on its part of any prohibition against any future disclosure. Notwithstanding the foregoing or anything to the contrary in this Lease, (x) nothing herein shall be deemed to prevent or otherwise limit the ability of Tenant to file a description of the material terms of this Lease and the ROFO/ROFR Agreement, and/or file a copy of this Lease and the ROFO/ROFR Agreement, with the Securities Exchange Commission as part of a filing required by law, and (y) upon a filing of a copy of this Lease with the Securities Exchange Commission, the confidentiality restrictions of this Section 26.21 shall no longer apply.

26.22 Authority. Tenant hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the State, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so.

26.23 Adjacent Excavation. If an excavation shall be made upon land adjacent to the Building, or shall be authorized to be made, Tenant shall afford the person causing (or authorized to cause) such excavation access to the Premises for the purpose of doing such work as said person shall deem necessary to preserve or protect the Building or any portion thereof from injury or damage and to support the same by proper foundation, in all events without any claim for damages or indemnity against Landlord or diminution or abatement of Rent.

26.24 List of Exhibits and Schedules. All exhibits, attachments and schedules attached hereto are incorporated herein by this reference.

Exhibit A – Omitted Intentionally

Exhibit B – Description of the Land

Exhibit C – Operating Expenses, Taxes and Insurance Expenses

Exhibit D – Work Agreement

Exhibit D-1 Contractor Rules and Regulations

Exhibit E – Building Rules and Regulations

Exhibit F – Form of Confirmation of Commencement Date Letter

Exhibit G – Form of Tenant Estoppel Certificate

Exhibit H – Intentionally Deleted

Exhibit I – Moisture and Mold Control Instructions

Exhibit J- Environmental Questionnaire

Exhibit K- Form of L-C

Exhibit L - Subordination Non-Disturbance and Attornment Agreement

Schedule 11.1.6 -Tenant Work Insurance Schedule

27. Condition Subsequent to Effectiveness of this Lease. Tenant acknowledges that as of the Execution Date of this Lease Landlord does not own the Premises or Property, but that Landlord has entered into an agreement for the purchase thereof whereby Landlord will purchase the Property on a phased basis. (The completion of Landlord’s closing on the purchase of the Premises is referred to herein as the “Phase II Closing”). Tenant acknowledges that Landlord is not currently scheduled to consummate the Phase II Closing until April 29, 2027, and that consummating the Phase II Closing prior to the date scheduled therefor will result in Landlord incurring additional costs, including but not limited to insurance expenses, real estate taxes and other miscellaneous costs, associated with owning the Premises earlier than anticipated. Tenant further acknowledges that Tenant will benefit from the Phase II Closing occurring ahead of schedule so as to remove any uncertainty with respect to Tenant’s business operations and allow Tenant to avoid additional costs that may occur as a result of such uncertainty. Therefore, in consideration of any voluntary action of Landlord in consummating the Phase II Closing ahead of the scheduled date therefor, Tenant acknowledges and agrees that the schedule of Base Rent set forth in the Basic Lease Information reflects an increase of [***] per RSF per month agreed upon by the parties in partial compensation to Landlord for such additional costs to be incurred by Landlord should Landlord complete the Phase II Closing on or before November 24, 2026. The parties hereby agree that: (i) should the Phase II Closing occur at any date on or before November 24, 2026, the Base Rent due under the Lease shall be as is currently set forth in the schedule of Base Rent set forth in the Basic Lease Information, (ii) should the Phase II Closing occur at any date after November 24, 2026, but on or before December 31, 2026, the Base Rent due under the Lease shall instead be decreased by [***] per RSF per month, and (iii) should the Phase II Closing occur after December 31, 2026 and this Lease is not terminated in accordance with the terms of this Section 27, then the Base Rent due under the Lease shall be decreased by an additional [***] per RSF per month (i.e., for an aggregate [***] reduction in Base Rent per RSF per month from the Base Rent currently shown in the Basic Lease Information). Nothing herein shall be deemed to require Landlord to consummate the Phase II Closing by such earlier dates, and Landlord’s failure to do so shall not be an event of default by Landlord hereunder. In any event, Landlord and Tenant acknowledge and agree that this Lease (other than the terms thereof allowing Tenant access to the Premises) shall not become effective unless and until the Phase II Closing occurs. If the Phase II Closing does not occur by December 31, 2026 (or any subsequent date as is mutually agreed upon by Landlord and Tenant) (the “Phase II Closing Deadline”), then Tenant may terminate this Lease by delivering written notice thereof to Landlord at any time prior to the Phase II Closing that is within five (5) Business Days after the Phase II Closing Deadline. If Tenant does not deliver such written notice to Landlord within such five (5) Business Day period, then Tenant shall be deemed to have waived Tenant’s right to terminate this Lease pursuant to the terms of this Section 27. If this Lease has not already been terminated pursuant to the terms of this Section 27 and the Phase II Closing has not occurred by April 29, 2027 (or any subsequent date as is mutually agreed upon by Landlord and Tenant), then this Lease shall automatically terminate and be rendered null and void. In the event of any termination of this Lease pursuant to this Section 27, Landlord, as Tenant’s sole and exclusive remedy for such termination, shall reimburse Tenant for any and all costs (up to, but not exceeding, [***]) incurred by Tenant for Allowance Items (as such term is defined in Section 2.3 of the Work Agreement) that have not already been paid for from the Allowance. Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of written request therefor from Tenant, which written request shall include the documentation required by Section 2.4 of the Work Agreement evidencing such costs (to the extent applicable). If the Phase II Closing does not occur until after November 24, 2026, then the parties agree to enter into an amendment to this Lease memorializing the resulting adjustment of the Base Rent due under the Lease pursuant to the terms of this Section 27.

28. Lease Disclosures.

28.1 Civil Code Section 1938. The Premises have not been issued a disability access inspection certificate or undergone inspection by a Certified Access Specialist (“CASp”). The following notice is given pursuant to California Civil Code Section 1938: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby agree that if Tenant elects to perform a CASp inspection of the Premises, Tenant will provide written notice to Landlord, and Landlord may elect, in Landlord’s sole discretion, to retain a CASp to perform the inspection. If Landlord does not so elect, the time and manner of the CASp inspection is subject to the prior written approval of Landlord. In either event, the payment of the fee for the CASp inspection shall be borne by Tenant. The cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises identified un the CASp shall be Tenant’s responsibility.

28.2 Proposition 65 Disclosure. California law requires persons in the course of doing business whose activities may result in exposures chemical known to cause cancer or reproductive toxicity, commonly referred to as Proposition 65, to provide a clear and reasonable warning. Accordingly, Tenant is hereby advised as follows:

“WARNING: Certain areas within the Building may contain substances known to the State of California to cause cancer.”

29. Disclaimer. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the Execution Date. If the execution date is left blank, this Lease shall be deemed executed as of the Execution Date.

LANDLORD:

1900 SEAPORT OWNER, LLC,

a Delaware limited liability company

By:

Name:

Title:

TENANT:

REVOLUTION MEDICINES, INC.,

a Delaware corporation

By:

Name:

Title:

By:

Name:

Title: